                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               TZ HOLDINGS, INC.,

                          NEW MUSTANG ACQUISITION, INC.

                             EVERCOM HOLDINGS, INC.

                                       AND

            SUCH INDIVIDUAL DESIGNATED BY EVERCOM HOLDINGS, INC. WHO
                     JOINS THE AGREEMENT AND PLAN OF MERGER

 (AS INDEMNIFICATION REPRESENTATIVE, SOLELY WITH RESPECT TO SECTIONS 1.10 , 6.4,
                        7.11, 9.2, 11.5, 11.6 AND 12.14)

                            DATED AS OF JULY 10, 2004

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                  Page
                                                                                  ----
                                    ARTICLE I

THE MERGER.......................................................................   2

     1.1   The Merger............................................................   2
     1.2   Filing................................................................   2
     1.3   Effective Time of the Merger..........................................   2
     1.4   Effect of the Merger..................................................   2
     1.5   Certificate of Incorporation..........................................   2
     1.6   Bylaws................................................................   3
     1.7   Directors and Officers................................................   3
     1.8   Conversion............................................................   3
     1.9   Investment Right......................................................   4
     1.10  Escrow................................................................   6
     1.11  Surrender of Certificates.............................................   6
     1.12  Payment...............................................................   7
     1.13  Dissenting Shares.....................................................   8
     1.14  Stock Option and Other Plans..........................................   8
     1.15  Closing of Transfer Books.............................................   9
     1.16  Withholding Rights....................................................   9

                                    ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE CORPORATION................................   9

     2.1   Corporate Organization, Etc...........................................   9
     2.2   Subsidiaries..........................................................  10
     2.3   Capitalization........................................................  10
     2.4   Books and Records.....................................................  11
     2.5   Authorization, Etc....................................................  11
     2.6   Financial Statements..................................................  12
     2.7   Employees.............................................................  13
     2.8   Absence of Certain Changes............................................  13
     2.9   Contracts.............................................................  14
     2.10  Government Contracts..................................................  16
     2.11  Title and Related Matters.............................................  17
     2.12  Litigation............................................................  18
     2.13  Tax Matters...........................................................  18
     2.14  Compliance with Law and Certifications................................  20
     2.15  ERISA and Related Matters.............................................  21
     2.16  Intellectual Property.................................................  25
     2.17  Customer Warranties...................................................  27
     2.18  Environmental Matters.................................................  27

     2.19  Capital Expenditures and Investments..................................  27
     2.20  Dealings with Affiliates..............................................  28
     2.21  Insurance.............................................................  28
     2.22  Accounts Receivable...................................................  28
     2.23  Inventories...........................................................  28
     2.24  Brokerage.............................................................  28
     2.25  Customers and Suppliers...............................................  29
     2.26  Permits...............................................................  29
     2.27  Improper and Other Payments...........................................  29
     2.28  Disclosure............................................................  29

                                   ARTICLE III

    REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND
ACQUISITION......................................................................  30

     3.1   Corporate Organization, Etc...........................................  30
     3.2   Authorization, Etc....................................................  30
     3.3   No Violation..........................................................  30
     3.4   Investment Intent.....................................................  31
     3.5   Brokerage.............................................................  31
     3.6   Acquisition's Operations..............................................  31
     3.7   Purchaser's Operations................................................  31
     3.8   Financing.............................................................  31

                                   ARTICLE IV

COVENANTS OF THE CORPORATION.....................................................  32

     4.1   Regular Course of Business............................................  32
     4.2   Capital Changes.......................................................  32
     4.3   Capital and Other Expenditures........................................  33
     4.4   Borrowing.............................................................  33
     4.5   Other Commitments.....................................................  33
     4.6   Interim Financial Information.........................................  33
     4.7   Full Access and Disclosure............................................  33
     4.8   Tax Matters...........................................................  34
     4.9   Fulfillment of Conditions Precedent...................................  34
     4.10  Notice Action of Stockholders by Written Consent in Lieu of
           a Special Meeting.....................................................  34

                                    ARTICLE V

COVENANTS OF THE PURCHASER AND ACQUISITION.......................................  34

     5.1   Directors and Officers Insurance; Indemnity...........................  34
     5.2   Fulfillment of Conditions Precedent...................................  35

                                   ARTICLE VI

OTHER AGREEMENTS.................................................................  35

     6.1   Agreement to Defend...................................................  35
     6.2   Further Assurances....................................................  35
     6.3   No Solicitation or Negotiation........................................  36
     6.4   Public Announcements..................................................  36
     6.5   Benefit Plans.........................................................  36
     6.6   Confidentiality.......................................................  37

                                   ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND ACQUISITION...................  38

     7.1   Representations and Warranties; Performance...........................  38
     7.2   Consents and Approvals................................................  38
     7.3   Opinion of the Corporation's Counsel..................................  38
     7.4   No Material Adverse Change............................................  39
     7.5   No Proceeding or Litigation...........................................  39
     7.6   Secretary's Certificate...............................................  39
     7.7   Certificates of Good Standing.........................................  39
     7.8   Termination of Affiliate Contracts....................................  39
     7.9   Creditor Consents.....................................................  39
     7.10  Financing.............................................................  39
     7.11  Escrow Agreement......................................................  39
     7.12  Tax Certificate.......................................................  40

                                  ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE CORPORATION.................................  40

     8.1   Representations and Warranties; Performance...........................  40
     8.2   Consents and Approvals................................................  40
     8.3   No Proceeding or Litigation...........................................  40
     8.4   Secretaries' Certificates.............................................  40
     8.5   Escrow Agreement......................................................  40
     8.6   Subscription Agreements...............................................  41

                                   ARTICLE IX

CLOSING..........................................................................  41

     9.1   Closing...............................................................  41
     9.2   Actions Taken at Closing..............................................  41

                                    ARTICLE X

TERMINATION AND ABANDONMENT......................................................  41

     10.1  Methods of Termination................................................  41
     10.2  Litigation............................................................  42
     10.3  Procedure Upon Termination............................................  42

                                   ARTICLE XI

INDEMNIFICATION..................................................................  42

     11.1  Survival..............................................................  42
     11.2  Limitations...........................................................  43
     11.3  Indemnification by the Stockholders and Vested Optionholders..........  43
     11.4  Indemnification by the Purchaser......................................  44
     11.5  Third-Party Claims....................................................  44
     11.6  Security for the Indemnification Obligation...........................  46

                                   ARTICLE XII

MISCELLANEOUS PROVISIONS.........................................................  46

     12.1  Amendment and Modification............................................  46
     12.2  Waiver of Compliance; Consents........................................  47
     12.3  Certain Definitions...................................................  47
     12.4  Notices...............................................................  55
     12.5  Assignment............................................................  56
     12.6  Governing Law.........................................................  56
     12.7  Counterparts..........................................................  57
     12.8  Headings..............................................................  57
     12.9  Entire Agreement......................................................  57
     12.10 Injunctive Relief.....................................................  57
     12.11 Delays or Omissions; Waivers; Remedies................................  57
     12.12 Severability..........................................................  57
     12.13 Expenses..............................................................  58
     12.14 Indemnification Representative........................................  58
     12.15 No Third Party Beneficiaries..........................................  60
     12.16 Schedules.............................................................  60
     12.17 No Strict Construction................................................  60
     12.18 Waiver of Jury Trial..................................................  60
     12.19 CONSENT TO JURISDICTION; SERVICE OF PROCESS...........................  61

                             SCHEDULES AND EXHIBITS

SCHEDULE                                                                                 RESPONSIBILITY
--------                                                                                 ---------------
                                                                                   ("SELLERS" OR "PURCHASER")
                                                                                   --------------------------
1.7(a)        Directors of the Surviving Corporation.............................              P/S
1.7(b)        Officers of the Surviving Corporation..............................              P/S
2.1           Foreign Qualifications of the Corporation..........................              S
2.2(a)        Subsidiaries of the Corporation....................................              S
2.2(b)        Good Standing of Subsidiaries......................................              S
2.2(c)        Foreign Qualifications of Subsidiaries.............................              S
2.2(d)        Liens and Other Encumbrances - Capital Stock.......................              S
2.3(a)        Stock Record Books, Stockholders - Capital Stock...................              S
2.3(b)        Options on the Corporation's Capital Stock.........................              S
2.3(c)        Contracts on the Corporation's Capital Stock.......................              S
2.4           Minute Books, Officers and Directors...............................              S
2.5(b)(i)     Violations, Notices and Consents - Corporation.....................              S
2.5(b)(ii)    Compliance with Regulations and Order..............................              S
2.6(a)        Financial Statements...............................................              S
2.6(b)        Indebtedness.......................................................              S
2.7(a)        Employee Matters - Compliance......................................              S
2.7(b)        Arbitration Proceedings............................................              S
2.7(c)        Constructive Termination...........................................              S
2.7(d)        Change of Control Bonuses..........................................              S
2.8           Certain Changes....................................................              S
2.9(a)        Contracts..........................................................              S
2.9(b)(i)     Non-Compliance.....................................................              S
2.9(b)(ii)    Third Party Breaches...............................................              S
2.9(c)        Material Contracts.................................................              S
2.10(a)       Limitations on Government Contracts................................              S
2.10(b)       Foreign Corrupt Practices..........................................              S
2.10(c)       No Terminations....................................................              S
2.10(d)       Investigations.....................................................              S
2.10(e)       Material Written Claims or Disputes................................              S
2.10(f)       Suspensions........................................................              S
2.11(a)(i)    Title Matters......................................................              S
2.11(a)(ii)   Leases.............................................................              S
2.12          Litigation.........................................................              S
2.13(a)       Tax Returns........................................................              S
2.13(b)       Tax Audits.........................................................              S
2.13(c)       Partnership Treatment..............................................              S
2.13(d)       Review of Tax Returns..............................................              S
2.13(g)       Powers of Attorney.................................................              S
2.13(j)       Tax Sharing Agreements.............................................              S
2.14(a)(i)    Compliance with Law................................................              S
2.14(a)(ii)   Pending Claims.....................................................              S

2.14(b)       Certifications.....................................................  S
2.15(a)       ERISA Matters......................................................  S
2.15(d)(ii)   Post-Employment Plans..............................................  S
2.15(h)       Triggering Events..................................................  S
2.15(i)       Classification.....................................................  S
2.16(a)       Corporation Intellectual Property..................................  S
2.16(b)       Intellectual Property Licenses.....................................  S
2.16(c)       Intellectual Property Restrictions.................................  S
2.16(d)       Corporation Intellectual Property Challenges.......................  S
2.16(e)       Intellectual Property Infringement Claims by the Corporation.......  S
2.16(f)       Intellectual Property Infringement Claims by the Third Parties.....  S
2.16(g)       Contested Proceedings..............................................  S
2.16(h)       Assignments........................................................  S
2.17          Customer Warranties................................................  S
2.18          Environmental Matters..............................................  S
2.19          Capital Expenditures...............................................  S
2.20          Affiliated Transactions............................................  S
2.21          Insurance and Claims...............................................  S
2.22          Accounts Receivable................................................  S
2.23          Inventory..........................................................  S
2.25          Customers and Suppliers............................................  S
2.26          Permits............................................................  S
2.27          Improper and Other Payments........................................  S
3.3           Violations, Notices and Consents - Purchaser.......................  P
3.8(a)        Commitment Letter..................................................  P
3.8(b)        CSFB Engagement Letter.............................................  P
6.5           Benefit Plans......................................................  S

EXHIBIT                                                                                  RESPONSIBILITY
--------                                                                                 ---------------
                                                                                   ("SELLERS" OR "PURCHASER")
                                                                                   --------------------------
1.2       Form of Certificate of Merger .........................................              P
1.5       Form of Acquisition's Certificate of Incorporation.....................              P
1.6       Form of Acquisition's Bylaws...........................................              P
1.9(a)    Form of Subscription Agreement.........................................              P
1.9(b)    Form of Stockholders Agreement.........................................              P
1.9(c)    Form of Investor Representation Letter.................................              P
1.10      Form of Escrow Agreement ..............................................              P
1.11      Form of Letter of Transmittal and Power of Attorney....................              S
7.1       Form of Officer's Certificate - the Corporation........................              P
7.4       Form of Certificate of Chief Executive Officer
          and Chief Financial Officer of the Corporation.........................              P
7.6       Form of Secretary's Certificate - Corporation..........................              P
8.1       Form of Officer's Certificate - Purchaser..............................              P
8.4       Form of Secretary's Certificate - Purchaser............................              P

                                      -VI-

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER, dated as of the 10th day of July, 2004 (this "Agreement"), by and among TZ HOLDINGS, INC., a Delaware corporation (the "Purchaser"), NEW MUSTANG ACQUISITION, INC., a Delaware corporation and a wholly-owned subsidiary of the Purchaser ("Acquisition"), EVERCOM HOLDINGS, INC., a Delaware corporation (the "Corporation") and, solely with respect to Sections 1.10, 6.4, 7.11, 9.2, 11.5, 11.6 and 12.14, such individual designated by the Corporation at least five (5) days prior to the Closing Date who joins in the execution of this Agreement and agrees to be bound by the terms and conditions of this Agreement as the indemnification representative hereunder with the same force and effect as if originally named herein as the indemnification representative and, without limiting the generality of the foregoing, thereby expressly assumes all obligations and liabilities as the indemnification representative hereunder (the "Indemnification Representative"). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 12.3 hereof.

      WHEREAS, on March 3, 2004, the Purchaser acquired T-NETIX, Inc., a Delaware corporation ("T-NETIX");

      WHEREAS, the Purchaser desires to acquire the Corporation and operate the business operations of the Corporation and T-NETIX together after the Closing;

      WHEREAS, in contemplation of the acquisition of the Corporation by the Purchaser, Acquisition desires to merge with and into the Corporation, and the Purchaser and the Corporation desire that Acquisition be merged with and into the Corporation, so that the Corporation will be the surviving corporation, all upon the terms and subject to the conditions set forth herein and in accordance with the laws of the State of Delaware;

      WHEREAS, a special committee of the Board of Directors of the Corporation, (the "Special Committee"), at a meeting thereof duly called and held, (i) has unanimously determined that the Merger, this Agreement and the other transactions contemplated herein are fair to, and in the best interests of, the Corporation and the holders of shares of capital stock of the Corporation (collectively, the "Stockholders"), and has declared that the Merger is advisable, (ii) has unanimously approved the Merger and this Agreement, and
(iii) has unanimously recommended to the Board of Directors of the Corporation to approve and adopt the Merger and this Agreement;

      WHEREAS, the Board of Directors of the Corporation, based in part on the unanimous recommendation of the Special Committee, at a meeting thereof duly called and held, has (i) determined that the Merger, this Agreement and the other transactions contemplated herein are fair to, and in the best interests of, the Corporation and the Stockholders, and has declared that the Merger is advisable, (ii) approved the Merger and this Agreement, and (iii) recommended that the Stockholders adopt and approve the Merger and this Agreement;

      WHEREAS, concurrently with the signing of this Agreement, the Stockholders holding more than 50% of the outstanding shares of capital stock of the Corporation entitled to vote on the Merger and the transactions contemplated by this Agreement have, by written consent in lieu of a special meeting of the Stockholders, (i) adopted this Agreement and (ii) approved the Merger and the other transactions contemplated by this Agreement;

      WHEREAS, the respective Boards of Directors of the Purchaser and Acquisition and the stockholder of Acquisition have each (i) adopted this Agreement and (ii) approved the Merger and the other transactions contemplated by this Agreement; and

      WHEREAS, the terms and conditions of the Merger, the mode of carrying the same into effect, the manner of converting the capital stock of the Corporation into the right to receive cash and such other terms and conditions as may be required or permitted to be stated in this Agreement under Sections 251 and 103 of the Delaware General Corporation Law, as amended (the "DGCL"), are set forth below.

      NOW, THEREFORE, in consideration of the representations and warranties, covenants and agreements set forth herein, and subject to the conditions contained herein, the Corporation, the Purchaser, Acquisition and (with respect to Sections 1.10, 6.4, 7.11, 9.2, 11.5, 11.6 and 12.4) the Indemnification
Representative hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

      1.1 The Merger. Subject to the terms and conditions contained herein, at the Effective Time, Acquisition shall be merged with and into the Corporation in accordance with the requirements of the laws of the State of Delaware (the "Merger"). Thereupon, the corporate existence of the Corporation, with all its rights, privileges, immunities, powers and purposes, shall continue, and the Corporation, as the corporation surviving the Merger, shall be fully vested therewith, the separate existence of Acquisition shall cease upon the Merger becoming effective as herein provided and thereupon the Corporation and Acquisition shall be a single corporation (sometimes referred to herein as the "Surviving Corporation").

      1.2 Filing. On the Closing Date (or on such other date as they may agree), Acquisition and the Corporation will cause an executed counterpart of a certificate of merger in substantially the form of Exhibit 1.2 hereto (the "Certificate of Merger") to be executed and filed with the office of the Secretary of State of the State of Delaware in accordance with the provisions of Sections 251 and 103 of the DGCL.

      1.3 Effective Time of the Merger. The Merger shall become effective at the time that the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or such other time as is agreed upon by the parties and specified in the Certificate of Merger (the "Effective Time").

      1.4   Effect of the Merger. The Merger shall have the effects set forth in
Section 259 of the DGCL.

      1.5 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Acquisition, in the form attached hereto as Exhibit 1.5, as amended pursuant to the Certificate of Merger, shall be the certificate of incorporation of the Surviving Corporation, which may be amended from time to time after the Effective Time as provided by law, subject to the restrictions imposed by Section 5.1(b).

      1.6 Bylaws. At the Effective Time, the bylaws of Acquisition, in the form attached hereto as Exhibit 1.6, shall be the bylaws of the Surviving Corporation, which may be amended from time to time after the Effective Time as provided by the certificate of incorporation or said bylaws, subject to the restrictions imposed by Section 5.1(b).

      1.7   Directors and Officers.

            (a)   From and after the Effective Time, the Persons set forth on
      Schedule 1.7(a) hereto shall be appointed as the directors of the Surviving Corporation, each of such directors to hold office, subject to the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation, until their respective successors shall be duly elected or appointed and qualified.

            (b)   From and after the Effective Time, the persons set forth on
      Schedule 1.7(b) hereto shall be appointed as the officers of the Surviving Corporation, each such Person holding the office or offices set forth opposite their name on Schedule 1.7(b) hereto, until their respective successors shall be duly elected or appointed and qualified, unless otherwise provided in Mr. Falcone's employment agreement with the Surviving Corporation.

      1.8 Conversion. All of the issued and outstanding shares of capital stock of Acquisition and the Corporation shall, by virtue of the Merger and without any action on the part of the respective holders thereof, be converted or cancelled, as the case may be, as follows:

            (a) Each share of common stock, par value $0.01 per share, of the Corporation (the "Common Stock") owned by the Corporation as treasury stock shall be cancelled and retired and shall cease to exist at the Effective Time, and no consideration shall be delivered in exchange therefor.

            (b) Each share of Common Stock (other than shares to be cancelled in accordance with Section 1.8(a) and any shares held by Dissenting Stockholders) (a "Share") issued and outstanding immediately prior to the Effective Time and held by the Reinvesting Stockholders shall be converted at the Effective Time into (i) the right to receive an amount of cash equal to (A) $14.50 minus (B) the quotient obtained by dividing (1) the sum of the Escrow Amount and Expense Excess by (2) the number of shares of Common Stock and the number of Vested Options issued and outstanding immediately prior to the Effective Time, and (ii) the contingent and deferred right to receive the portion of the Escrow Amount attributable to such Share as provided in the Escrow Agreement.

            (c) Each Share issued and outstanding immediately prior to the Effective Time and held by Stockholders other than the Reinvesting Stockholders shall be converted at the Effective Time into (i) the right to receive an amount of cash equal to (A) $14.50 minus (B) the quotient obtained by dividing (1) the sum of the Escrow

      Amount and Expense Excess by (2) the number of shares of Common Stock and the number of Vested Options issued and outstanding immediately prior to the Effective Time plus (C) $0.37, and (ii) the contingent and deferred right to receive the portion of the Escrow Amount attributable to such Share as provided in the Escrow Agreement.

            (d) Each Vested Option shall be converted at the Effective Time into (i) the right to receive an amount of cash equal to (A) $14.50 minus
      (B) the exercise price payable upon exercise of such Vested Option minus
      (C) the quotient obtained by dividing (1) the sum of the Escrow Amount and Expense Excess by (2) the number of shares of Common Stock and the number of Vested Options issued and outstanding immediately prior to the Effective Time, and (ii) the contingent and deferred right to receive the portion of the Escrow Amount attributable to such Vested Option as provided by the Escrow Agreement (the consideration paid in the aggregate to the Stockholders and the Vested Optionholders pursuant to Sections 1.8(b)(i), 1.8(c)(i) and 1.8(d)(i) is hereinafter referred to as the "Cash Amount").

            (e) Each Option that is not a Vested Option shall be cancelled at the Effective Time.

            (f) At the Effective Time, each outstanding share of common stock, par value $0.01 per share, of Acquisition shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

      1.9   Investment Right.

            (a) In addition to the rights of the Stockholders under Section 1.8, the Stockholders who (i) are "Qualified Institutional Buyers" as defined in Rule 144A promulgated under the Securities Act or (ii) (A) are "Accredited Investors" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and (B) hold at least one thousand (1,000) Shares immediately prior to the Effective Time (together with the Qualified Institutional Buyers, collectively, the "Reinvesting Stockholders") shall have the right to purchase shares of common stock, par value $.01 per share, of the Purchaser (the "Purchaser Common Stock") upon the terms and subject to the conditions set forth in this Section
      1.9. The Reinvesting Stockholders shall have the right to purchase from the Purchaser the Purchaser Common Stock at the price of $19,000 per share (as such price may be proportionately adjusted as a result of a stock split or other subdivision of the outstanding Purchaser Common Stock into a larger number of shares of Purchaser Common Stock prior to the Effective
      Time), except as provided in the proviso to clause (b)(ii) below, pursuant to a Subscription Agreement substantially in the form of Exhibit 1.9(a) hereto (the "Subscription Agreement") provided that each Reinvesting Stockholder executes, and becomes subject to, the Stockholders Agreement substantially in the form of Exhibit 1.9(b) hereto (the "Stockholders Agreement"). Each Reinvesting Stockholder shall also be required to complete and execute an Investor Representation Letter in the form of
      Exhibit 1.9(c) hereto (the "Investor Representation Letter") to establish that it qualifies as a Qualified Institutional Buyer or an Accredited Investor.

            (b) Each Reinvesting Stockholder may subscribe for Purchaser Common Stock based upon its pro rata stock ownership in the Corporation as of the date hereof of all Reinvesting Stockholders who elect to participate. The amount of Purchaser Common Stock to be issued by the Purchaser shall be based on the amount of additional equity required by the Board of Directors of the Purchaser to complete the Senior Note Offering (the "Equity Need").

                  (i) If the Equity Need equals $10,230,785, then the Reinvesting Stockholders shall have the right to purchase, in the aggregate, 538.46242 shares of Purchaser Common Stock.

                  (ii) If the Equity Need is greater than $10,230,785, then the Reinvesting Stockholders shall have the right to purchase, in the aggregate, (A) the number of shares of Purchaser Common Stock set forth in clause (i) above and (B) the number of additional shares of Purchaser Common Stock as shall be necessary such that the ratio of Purchaser Common Stock owned by H.I.G.-TNetix, Inc., a Cayman Island company ("HIG T-Netix") and its Affiliates to Purchaser Common Stock owned by the Reinvesting Stockholders, collectively, is no greater than 65:35 immediately after the Effective Time; provided that, if the purchases in this clause (ii) would require the Reinvesting Stockholders to pay more than an aggregate of $12.4 million, then the Reinvesting Stockholders shall pay only $12.4 million for such shares of Purchaser Common Stock (which would result in a correspondingly lower price per share).

                  (iii) The Equity Need shall not be less than $10,230,785.

            (c) The Purchaser agrees that it will not (i) issue more than $200 million of Senior Notes or (ii) require more equity from the Reinvesting Stockholders and its existing stockholders than is necessary to consummate the offering of the Senior Notes, its working capital facility and the transactions contemplated hereby. As soon as practicable after the date hereof, the Purchaser shall send a notice, Investor Representation Letter and private offering circular to each potential Reinvesting Stockholder informing such Person of its rights under this Section 1.9 and providing instructions to such Person regarding how to exercise its right to invest. The notice shall be subject to the prior approval of the Corporation (which may not be unreasonably withheld or delayed).

            (d) Subject to Section 1.9(b), if the Board of Directors of the Purchaser determines that the Reinvesting Stockholders may collectively be required to pay more than $9.3 million for the Purchaser Common Stock, then at Closing the Escrow Amount shall be reduced by (i) the amount in excess of $9.3 million that the Reinvesting Stockholders collectively subscribe for, and (ii) an equivalent per Share amount for the Stockholders and Vested Optionholders who do not so subscribe; provided that in no event will the Reinvesting Stockholders be required to collectively pay more than $12.4 million for the Purchaser Common Stock pursuant to this Section 1.9.

      1.10  Escrow.

            (a) Concurrently with or immediately prior to the Effective Time, the Purchaser shall deposit in cash in United States dollars an amount equal to the Escrow Amount with the Escrow Agent for the purposes of securing the payment of the indemnification obligations of the Stockholders and Vested Optionholders pursuant to Article XI. The Escrow Amount shall be held by the Escrow Agent pursuant to the terms of the escrow agreement substantially in the form of Exhibit 1.10 hereto (the "Escrow Agreement"). The Escrow Amount shall be held as a trust fund and shall not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. Upon the termination of the Escrow Agreement, any portion of the Escrow Amount remaining shall be distributed in accordance with the terms and provisions of the Escrow Agreement (such amount, together with the Cash Amount, is referred to as the "Merger Consideration").

            (b) The adoption of this Agreement and the approval of the Merger by the Stockholders shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including without limitation the placement of the Escrow Amount in escrow and the appointment of the Indemnification Representative.

      1.11  Surrender of Certificates.

            (a) Prior to the Effective Time, the Corporation shall designate a bank or trust company located in the United States and reasonably acceptable to the Purchaser to act as paying agent (the "Paying Agent") to receive funds in trust in order to make the payments of the Cash Amount contemplated by Section 1.8. As soon as practicable after the Effective Time (but, in any event, within two (2) business days after the Effective
      Time), the Purchaser shall cause the Paying Agent to mail and/or make available to (i) each record holder of a certificate theretofore evidencing Shares (a "Certificate") and (ii) each record holder of a duly executed option agreement evidencing Vested Options (an "Option Agreement") a notice, letter of transmittal and power of attorney (the "Letter of Transmittal") advising each record holder of a Certificate or an Option Agreement, as the case may be, of the effectiveness of the Merger and the procedure for surrendering to the Paying Agent such Certificate or canceling such Option Agreement, which immediately prior to the Effective Time represented outstanding Shares or outstanding Vested Options, respectively, in exchange for the portion of the Cash Amount deliverable in respect thereof pursuant to this Article I. The form of Letter of Transmittal for the holders of Shares and Vested Options shall be substantially in the form of Exhibit 1.11 hereto. Upon the surrender for cancellation to the Paying Agent of a Certificate or Option Agreement, together with the Letter of Transmittal, duly executed and completed in accordance with the instructions thereon, and any other items specified by the Letter of Transmittal, the Paying Agent shall promptly pay to the Person entitled thereto the portion of the Cash Amount payable thereon in accordance with Section 1.8(b), Section 1.8(c) or Section 1.8(d), as applicable. Until so surrendered, each Certificate and each Option Agreement shall be deemed, for all corporate purposes, to evidence only the right to receive upon such surrender the portion of the Cash Amount deliverable in respect thereof to which such Person is entitled pursuant to this Article I. No interest shall be paid or accrued in respect of such cash payments.

            (b) If any payment pursuant to this Section 1.11 is to be delivered to a Person other than the Person in whose name the Certificate surrendered in exchange therefor are registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or accompanied by appropriate stock powers and otherwise in proper form for transfer, and that the Person requesting such transfer pay to the Paying Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid.

            (c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the portion of the Cash Amount deliverable in respect thereof as determined in accordance with this Article I; provided, that the Person to whom the portion of the Cash Amount is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such reasonable sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any Claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

      1.12 Payment. Concurrently with or immediately prior to the Effective Time, the Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent cash in United States dollars in an amount equal to the Cash Amount (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Paying Agent as directed by the Purchaser (a) in direct obligations of the United States, obligations for which the full faith and credit of the United States is pledged to provide for the payment of principal and interest, commercial paper of an issuer organized under the laws of a state of the United States rated of the highest quality by Moody's Investors Service, Inc., or Standard & Poor's Ratings Group, or certificates of deposit, bank repurchase agreements or bankers' acceptances of a United States commercial bank having at least $1,000,000,000 in assets (collectively, "Permitted Investments"), or (b) in money market funds which are invested in Permitted Investments, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation. The Paying Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.8 out of the Payment Fund. The Payment Fund shall not be used for any other purpose. Promptly following the date which is one hundred and eighty (180) days after the Effective Time, the Paying Agent shall return to the Surviving Corporation all cash, certificates and other instruments in its possession that constitute any portion of the Payment Fund, and the Paying Agent's duties shall terminate. Thereafter, each holder of a Certificate or Option Agreement may surrender such Certificate or Option Agreement to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the portion of the Cash Amount payable thereon in accordance with Section 1.8(b), or Section 1.8(c) or Section 1.8(d), as applicable, without interest, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable law. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of Shares or Vested Options for any portion of the Cash Amount delivered to a public official pursuant to applicable abandoned property, escheat and similar laws.

      1.13  Dissenting Shares.

            (a) Concurrently with the delivery of the Letter of Transmittal pursuant to Section 1.11(a), the Surviving Corporation shall, and the Purchaser shall cause the Surviving Corporation to, notify each Stockholder as of the Effective Time who did not execute the written consent contemplated by Section 4.10 and is otherwise eligible to exercise appraisal rights under Section 262 of the DGCL that appraisal rights are available for any or all of such Stockholder's shares of Common Stock. Such notice shall include a copy of Section 262 of the DGCL. Any such Stockholder entitled to appraisal rights may, within twenty (20) days after the date of mailing of such notice, demand in writing from the Surviving Corporation the appraisal of such Stockholder's shares (any such Stockholder who properly provides such notice and complies with Section 262 of the DGCL, a "Dissenting Stockholder").

            (b) To the extent required by the DGCL, Common Stock that is issued and outstanding immediately prior to the Effective Time and is held by Dissenting Stockholders shall not be converted into the right to receive the Merger Consideration, but shall only become the right to receive such consideration as may be determined to be due such Dissenting Stockholder pursuant to the laws of the State of Delaware; provided, however, that if any Dissenting Stockholder who demands appraisal of such holder's Shares under the DGCL shall effectively withdraw or lose (through failure to perfect or otherwise) its right to appraisal, then as of the Effective Time, or the occurrence of such event, whichever occurs later, such holder's shares of Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration as provided herein, without interest thereon, and such holder shall no longer be a Dissenting Stockholder.

            (c) The Corporation shall give the Purchaser (i) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other related instruments received by the Corporation after the date hereof and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. The Corporation shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of the Purchaser, settle or offer to settle any demand.

      1.14 Stock Option and Other Plans. Prior to the Effective Time, the Board of Directors of the Corporation (or, if appropriate, any committee thereof) shall use commercially reasonable efforts to obtain all necessary consents and releases from all of the holders of outstanding Options heretofore granted under any stock option plan of the Corporation (the "Stock Plans") or otherwise, to
(i) provide for the exercise or cancellation of all Options, effective at or prior to the Effective Time, subject to the payment provided for in Section 1.8(d) in the case of Vested Options, (ii) terminate, as of the Effective Time, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Corporation or any of its Subsidiaries, and (iii) amend, as of the Effective Time, the provisions of any other Employee Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Corporation or any of its Subsidiaries, or any interest in respect of any capital stock of the Corporation or any of its Subsidiaries, to provide no continuing rights to acquire, hold, transfer or grant any capital stock of the Corporation or any of its Affiliates or any interest in the capital stock of the Corporation or any of its Affiliates. At the Effective Time, each Option shall no longer be exercisable for the purchase of shares of capital stock of the Corporation, but each Vested Option shall entitle the holder thereof, in cancellation and settlement therefor, to the consideration set forth in Section 1.8(d). Prior to the Effective Time, the Board of Directors of the Corporation (or, if appropriate, any committee thereof) shall cancel without any payment therefor all outstanding Options under the Stock Plans that are not Vested Options. The Board of Directors shall only be obligated to use its commercially reasonable efforts to obtain all necessary consents and releases to cancel, as of the Effective Time, the remaining outstanding Options which were not granted under the Stock Plans. The payment of the Merger Consideration in accordance with
Section 1.8 may be withheld until all necessary consents and releases are obtained from the holder thereof, including, but not limited to, as to the release of all Claims as to Options that are not Vested Options held by such holder.

      1.15 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Corporation shall be closed and no transfer of Common Stock or Options shall thereafter be made. If, after the Effective Time, Certificates or Option Agreements are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration in accordance with Section 1.8, subject to applicable law in the case of Common Stock held by Dissenting Stockholders. From and after the Effective Time, no shares of Common Stock or Options shall be deemed to be outstanding, and holders of Certificates and Option Agreements shall cease to have any rights with respect thereto except as provided herein or by law.

      1.16 Withholding Rights. The Purchaser shall be entitled to deduct and withhold, or cause to be deducted or withheld, from the Merger Consideration otherwise payable to any holder of Common Stock or Vested Options pursuant to this Agreement, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable state, local or foreign Tax law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holders in respect of which such deduction and withholding was made.

                                   ARTICLE II

                REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

      The Corporation represents and warrants to the Purchaser as of the date hereof and as of the Closing Date:

      2.1 Corporate Organization, Etc. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted. The Corporation is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction in which the conduct of its business or the ownership or lease of its properties requires it to be so qualified or licensed and in good standing, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. The jurisdictions in which the Corporation is duly qualified or licensed and in good standing to do business as a foreign corporation are set forth on Schedule 2.1 hereto. True, complete and correct copies of the Corporation's charter and bylaws have been made available to the Purchaser.

      2.2 Subsidiaries. Set forth on Schedule 2.2(a) hereto is a complete and accurate list of all Subsidiaries of the Corporation, all Persons in which the Corporation has an Investment and all Persons in which the Corporation has any obligation to make an Investment. Except as set forth on Schedule 2.2(b) hereto, each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. Except as set forth on
Schedule 2.2(b) hereto, each Subsidiary is duly qualified or licensed to do business and is in good standing as a foreign corporation in every jurisdiction in which the conduct of its business or the ownership or lease of its properties requires it to be so qualified or licensed and in good standing, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect. The jurisdictions in which each Subsidiary is duly qualified or licensed and in good standing to do business as a foreign corporation are set forth on Schedule 2.2(c) hereto. Except as set forth on
Schedule 2.2(d) hereto, all of the outstanding shares of the capital stock, all Options to acquire capital stock, and all securities that are exchangeable or convertible into capital stock, of each Subsidiary are owned by the Corporation or a wholly-owned Subsidiary of the Corporation free and clear of all Liens, Contracts, Options or other limitations whatsoever, are duly authorized, validly issued, fully paid and nonassessable, and have been issued in material compliance with all applicable Regulations and Contracts. True, complete and correct copies of each Subsidiary's charter and bylaws have been made available to the Purchaser. No shares of capital stock of any Subsidiary are reserved for issuance and there are no outstanding Options, Claims, Contracts, convertible or exchangeable securities or other commitments, contingent or otherwise, relating to the capital stock of any Subsidiary or pursuant to which any Subsidiary is or may become obligated to issue or exchange any shares of capital stock.

      2.3 Capitalization. The authorized capital stock of the Corporation consists solely of 7,500,000 shares of Common Stock. Of such Common Stock (i) 5,905,557.7042 shares of Common Stock are issued, outstanding and held by the Persons set forth on Schedule 2.3(a) hereto, (ii) no shares of Common Stock are held in the treasury of the Corporation, and (iii) 1,364,508.1841 shares of Common Stock are reserved for issuance upon exercise of outstanding Options, with the exercise prices set forth on Schedule 2.3(a) hereto. The authorized, issued and outstanding Options and any other securities that are convertible into, or exchangeable for, capital stock of the Corporation, without giving effect to any of the transactions contemplated hereby, are held of record by the Persons as set forth on Schedule 2.3(b) hereto and, to the Knowledge of the Corporation, there has been no transfer of beneficial ownership of such Options. Except for customer Contracts, the Corporation does not have any Contracts containing any profit participation features, stock appreciation rights or phantom stock options, or similar Contracts that allow any Person to participate in the equity of the Corporation except as set forth on Schedule 2.3(b) hereto. The Corporation is not subject to any obligation or Contract

(contingent or otherwise) to redeem, repurchase or otherwise acquire or retire any shares of its capital stock, any Options or any securities convertible or exchangeable into any shares of the capital stock of the Corporation. All of the outstanding shares of the Corporation's capital stock are validly issued, fully paid and non-assessable. The Corporation has not redeemed any securities in violation of any applicable Contract, Order or Regulation. Except as set forth on Schedule 2.3(c) hereto, there are no Contracts between or among any of the Stockholders or any other Persons that are binding upon the Corporation with respect to the voting, transfer, encumbrance of the Corporation's capital stock or encumbrance of Options or any other securities that are exchangeable or convertible into capital stock of the Corporation, or with respect to any aspect of the Corporation's governance or dividends or distributions. The stock transfer books of the Corporation that have been made available to the Purchaser prior to the date hereof are complete and correct in all material respects.

      2.4 Books and Records. The corporate minute books of the Corporation and its Subsidiaries have been maintained in material compliance with all applicable Regulations and reflect the material proceedings of the Stockholders and directors of the Corporation and its Subsidiaries taken prior to the date hereof. A true and complete list of the incumbent directors and officers of the Corporation and its Subsidiaries is set forth on Schedule 2.4 hereto.

      2.5   Authorization, Etc.

            (a) The Corporation has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement has been duly authorized by the Stockholders and the Board of Directors of the Corporation and no other corporate proceedings on their part are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes a legal, valid and binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered a proceeding in equity or law).

            (b) Except as set forth on Schedule 2.5(b)(i) hereto, the execution, delivery and performance by the Corporation of this Agreement, and the fulfillment of and compliance with the respective terms hereof and thereof by the Corporation, do not and will not (i) (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) result in a default or event of default under (or give rise to any right of payment, termination, cancellation or acceleration) (whether with or without due notice, the passage of time or both), (C) result in the creation of any material Lien upon the Corporation's or any of its Subsidiaries' capital stock or assets pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under,
      (E) result in a violation of, or (F) require any authorization, consent, approval, exemption or other action by, notice to, or filing with any third party or Authority pursuant to, the charter or bylaws of the Corporation or any of its Subsidiaries or any applicable material Regulation or Order to which the Corporation or any of its Subsidiaries or any of their properties are subject or (ii) (A) materially conflict with or result in a material breach of the terms, conditions or provisions of, (B) result in a material default or event of default under (or give rise to any material right of payment, termination, cancellation or acceleration) (whether with or without due notice, the passage of time or both), (C) result in the creation of any material Lien upon the Corporation's or any of its Subsidiaries' capital stock or assets pursuant to, or (D) give any third party the right to materially modify, terminate or accelerate any obligation under, any Material Contract to which the Corporation or any of its Subsidiaries or any of their properties are subject. Except as set forth on Schedule 2.5(b)(ii) hereto, the Corporation has complied with all applicable Regulations and Orders in connection with the execution, delivery and performance of this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby.

      2.6   Financial Statements.

            (a) Attached as Schedule 2.6(a) hereto are (i) audited consolidated year-end balance sheets of the Corporation and its Subsidiaries as of December 31, 2001, 2002 and 2003 and consolidated statements of income and cash flow of the Corporation and its Subsidiaries for each of the fiscal years then ended and (ii) unaudited consolidated balance sheets of the Corporation and its Subsidiaries as of April 30, 2003 and 2004 and unaudited consolidated statements of income and cash flow of the Corporation and its Subsidiaries for the four-month period then ended. Such balance sheets and the notes thereto fairly present in all material respects the financial position of the Corporation and its Subsidiaries at the respective dates thereof in accordance with GAAP (except to the extent disclosed therein or in the notes thereto) and such statements of income and cash flow and the notes thereto fairly present in all material respects the results of operations for the periods referred to therein in accordance with GAAP (except to the extent disclosed therein or in the notes thereto), except that the unaudited financial statements have no notes attached thereto and do not have year-end audit adjustments (none of which would be material or recurring). All of the foregoing financial statements were prepared from the books and records of the Corporation and its Subsidiaries. The Corporation does not utilize any percentage of completion or similar method of accounting for revenue, income or cost recognition purposes. Except as disclosed in the foregoing financial statements, all properties used in the Corporation's and its Subsidiaries' business operations during the period covered by the foregoing financial statements are reflected in the financial statements in accordance with and to the extent required by GAAP. The foregoing consolidated balance sheets and statements of income and cash flow and the notes thereto are herein collectively referred to as the "Financial Statements" and December 31, 2003 is herein referred to as the "Financial Statement Date."

            (b) Except as set forth on Schedule 2.6(b) hereto, the Corporation and its Subsidiaries do not have any Indebtedness, surety bonds or other off-balance sheet financings, arising out of transactions entered into at or prior to the date hereof, other than liabilities set forth in the April 30, 2004 consolidated balance sheet of the Corporation or the notes thereto.

            (c) There is no Person that has guaranteed, or provided any financial accommodation of, any Indebtedness, obligation or liability of the Corporation and its Subsidiaries or for the benefit of the Corporation and its Subsidiaries for the periods covered by the Financial Statements other than as set forth in the Financial Statements. The management of the Corporation and its Subsidiaries has disclosed to the Corporation's independent auditors all facts and circumstances known to them that could reasonably be foreseen to be material and bear upon the material accuracy of the audited Financial Statements.

      2.7 Employees. The Corporation has made available to the Purchaser prior to the date hereof a true and complete list of all officers, directors and employees of the Corporation and its Subsidiaries who were paid more than $75,000 in compensation (excluding benefits) for the year ended December 31, 2003 together with a description of their total annual compensation from the Corporation or any of its Subsidiaries. Except as set forth on Schedule 2.7(a) hereto, since June 30, 2002, to the Knowledge of the Corporation, each of the Corporation and its Subsidiaries has conducted its business in material compliance with all applicable Regulations and Orders affecting employment and employment practices applicable to the Corporation or such Subsidiary, including the payment of wages. The Corporation and its Subsidiaries have no collective bargaining agreements and, since June 30, 2002, there have been no strikes, work stoppages nor, to the Knowledge of the Corporation, any demands for collective bargaining by any union, labor organization or other Person. There is no union or other organization of the Corporation's or its Subsidiaries' employees. Except as set forth on Schedule 2.7(b) hereto, there are no arbitration proceedings pending of which the Corporation or any Subsidiary has been served with legal process or otherwise been given written notice or, to the Knowledge of the Corporation, threatened involving an employee related dispute or controversy affecting the Corporation. Except as provided under the Employee Benefit Plans listed on Schedule 2.15(a) hereto, at the Closing the Corporation and its Subsidiaries will not have any liability or obligation to any of its current or former employees, officers or directors (including unaccrued year end bonuses) other than for the payment of salaries to be paid in the ordinary course of business. Except as set forth on Schedule 2.7(c) hereto, neither the Corporation nor its Subsidiaries has received written notice of any action, or the failure to take any action, by the Corporation or any Subsidiary that has or could reasonably be foreseen to result in any material Claim by an employee that he has been constructively terminated or is due severance payments in connection with the Closing. Except as set forth on Schedule 2.7(d) hereto, upon the consummation of the transactions contemplated hereby, neither the Corporation nor any of its Subsidiaries will have any "change in control," bonus or other similar obligations to make payment of any sum of money to any of its or its Subsidiaries' employees, consultants or other Persons performing services for the Corporation or its Subsidiaries as a result of the consummation of the Merger and the other transactions contemplated hereby. All of the Corporation's and its Subsidiaries' employees are United States citizens or have valid visas to work in the United States.

      2.8 Absence of Certain Changes. Since the Financial Statement Date, there has not been any: (a) Material Adverse Change as to the Corporation; (b) damage, destruction or loss, whether covered by insurance or not, having a value of $100,000 or more, with regard to the Corporation's or any Subsidiaries' property and business; (c) declaration, setting aside or payment of any dividend or distribution (whether in cash, stock or property) in respect of the

Corporation's capital stock, Options or securities convertible into or exchangeable for capital stock; (d) redemption or other acquisition of capital stock, Options or securities convertible into or exchangeable for capital stock by the Corporation or any payment of any stock appreciation right or other profit participation; (e) increase in the compensation payable to or to become payable by the Corporation or any of its Subsidiaries to their officers or employees or any adoption of or increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or employees or any Affiliate of the Corporation, except in the ordinary course of business, consistent with past practice; (f) except as set forth on Schedule 2.8 hereto, entry into any Material Contract (other than non-disclosure or confidentiality Contracts) not in the ordinary course of business, including without limitation, any borrowing from any new lender or in excess of the existing credit limits by the Corporation or any of its Subsidiaries; (g) except as set forth on Schedule 2.8 hereto, making of any capital expenditures by the Corporation or any of its Subsidiaries materially in excess of, or materially less than, the budgeted capital expenditures set forth on Schedule 2.19 hereto; (h) except as disclosed in the Financial Statements, change by the Corporation in accounting methods or principles or any write-down, write-up or revaluation of any assets of the Corporation or any Subsidiary except depreciation accounted for in the ordinary course of business and write downs of inventory which reflect the lower of cost or market and which are in the ordinary course of business consistent with past practice and in accordance with GAAP; (i) failure to promptly pay and discharge current liabilities or agreements with any party to extend the payment of any material current liability by the Corporation or any of its Subsidiaries; (j) except as set forth on Schedule 2.8 hereto, Lien securing $10,000 individually or $50,000 in the aggregate placed on any property of the Corporation or any of its Subsidiaries other than Permitted Liens; (k) sale, assignment, transfer, lease, license or other placement of a Lien on any of the Corporation's or any of its Subsidiaries' material assets, except in the ordinary course of business consistent with past practice, or cancellation of any material debts or material Claims, except in the ordinary course of business consistent with past practice;
(l) sale, assignment, transfer, lease, license of (other than licenses in the ordinary course of business) or placement of a Lien on any material Corporation Intellectual Property, disclosure (other than disclosures that are made in the ordinary course of business or are subject to non-disclosure or confidentiality Contracts) of any material confidential information of the Corporation or any of its Subsidiaries to any Person or abandonment or lapse of any material Corporation Intellectual Property; (m) charitable contributions or pledges made by the Corporation or any of its Subsidiaries exceeding in the aggregate $25,000; or (n) agreements by the Corporation or any of its Subsidiaries, whether in writing or, to the Knowledge of the Corporation, orally, to do any of the foregoing, except as set forth above.

      2.9   Contracts.

            (a) Except as set forth on Schedules 2.9(a)(i) through (xvi) hereto, neither the Corporation nor any of its Subsidiaries is a party to any written or, to the Knowledge of the Corporation, oral: (i) pension, profit sharing, Option, employee stock purchase, stock appreciation right, phantom stock option or other plan providing for deferred or other compensation to employees or any other employee benefit plan, or any Contract with any labor union or labor group; (ii) Contract relating to loans to officers, directors, Stockholders or their Affiliates; (iii) Contract relating to the borrowing of money or the mortgaging, pledging or otherwise placing a Lien (other than Permitted Liens) on any asset of the Corporation or any of its Subsidiaries; (iv) Guarantee; (v) Contract under which the Corporation or any of its Subsidiaries have advanced or loaned, or agreed to advance or loan, any Person amounts in the aggregate exceeding $50,000; (vi) Contract pursuant to which the Corporation or its Subsidiaries are lessors of or permit any third party to hold or operate any property, real or personal, owned or controlled by the Corporation or its Subsidiaries valued at more than $50,000 (other than customer Contracts); (vii) Material Contract or non-competition provision in any Material Contract prohibiting it from freely engaging in any business or competing anywhere in the world; (viii) Contract (excluding purchase orders) for the purchase, acquisition or supply to the Corporation or its Subsidiaries of inventory and other property and assets, whether for resale or otherwise in excess of $50,000; (ix) Contracts with independent agents, brokers, dealers or distributors that provide for annual payments in excess of $50,000; (x) employment, advertising or marketing Contracts involving annual compensation in excess of $100,000; (xi) Contracts providing for the Corporation or any of its Subsidiaries to "take or pay" or similar unconditional purchase or payment obligations; (xii) Material Contract that requires the consent of any Person, or contains any provision that would result in a modification of any rights or obligation of any Person thereunder upon a change in control of the Corporation or any of its Subsidiaries or which would provide any Person any material remedy (including rescission or liquidated damages), in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby;
      (xiii) nondisclosure or confidentiality Contracts other than in the ordinary course of business or as may be prohibited from disclosure based on the terms of such Contracts; (xiv) power of attorney or other similar Material Contract or grant of agency; (xv) Material Contracts that involved payment by the Corporation or its Subsidiaries of more than $50,000 during the fiscal year ending December 31, 2003, excluding any purchase orders and customer Contracts in the ordinary course of business; or (xvi) any other Material Contracts not listed in response to the foregoing clauses (i) through (xv).

            (b) Except as set forth on Schedule 2.9(b)(i) hereto, since June 30, 2002, (i) the Corporation and its Subsidiaries have performed in all material respects all contractual obligations required to be performed by them and are not in material default in any respect under or in material breach of or in receipt of any material written Claim of default or breach under any Material Contract to which the Corporation or any of its Subsidiaries is subject (including without limitation all performance bonds), and (ii) to the Knowledge of the Corporation, no event has occurred which with the passage of time or the giving of written notice or both would result in a material default, breach or event of non-compliance under any Material Contract to which the Corporation or any of its Subsidiaries are subject (including without limitation all performance bonds). Except as set forth on Schedule 2.9(b)(ii) hereto, the Corporation does not have any Knowledge of any breach or anticipated breach by the other party to any Material Contract to which it is a party.

            (c) Except as set forth on Schedule 2.9(c) hereto, the Corporation has delivered to the Purchaser true and complete copies of all the Material Contracts and the documents listed in the schedules to this Agreement.

      2.10  Government Contracts.

            (a) Except as set forth on Schedule 2.10(a), neither the Corporation nor any of its Subsidiaries is a party to any Material Contract or subject to any applicable Regulation that in either case could reasonably be expected to cause the termination of any Material Government Contract or that would impose any material limitation on the ability of the Corporation's or any of its Subsidiaries to perform a Material Government Contract or to continue their business as presently conducted.

            (b) Except as set forth on Schedule 2.10(b), to the Knowledge of the Corporation, since June 30, 2002 no payment has been made by the Corporation or any of its Subsidiaries or by any Person duly authorized to act on their behalf, to any Person in connection with any Material Government Contract of the Corporation or any of its Subsidiaries, in violation of applicable federal or foreign procurement Regulations, including without limitation any, criminal or civil Regulations relating to bribes or gratuities, or in violation of the Foreign Corrupt Practices Act.

            (c) Except as set forth on Schedule 2.10(c), since June 30, 2002, with respect to each Material Government Contract to which the Corporation or any of its Subsidiaries is a party: (i) all material representations and certifications executed, acknowledged or set forth in or pertaining to such Material Government Contract were complete and correct in all material respects as of their effective date, and the Corporation and its Subsidiaries have complied in all material respects with all such representations and certifications; (ii) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Corporation or any of its Subsidiaries, in writing (or, to the Knowledge of the Corporation, orally), that the Corporation or its Subsidiaries have breached or violated in any material respect any applicable Regulation, or any certificate, representation, clause, provision or requirement pertaining to such Material Government Contract;
      (iii) no termination for default has occurred and no written cure notice is currently in effect pertaining to such Material Government Contract; and (iv) to the Knowledge of the Corporation, no show cause notice is currently in effect pertaining to such Material Government Contract.

            (d) Except as set forth on Schedule 2.10(d), (i) neither the Corporation, its Subsidiaries nor, to the Knowledge of the Corporation, any of their respective directors, officers, employees or Stockholders is under administrative, civil or criminal investigation or indictment by any Authority with respect to any alleged irregularity, misstatement or omission arising under or relating to any Material Government Contract; and (ii) the Corporation and its Subsidiaries have not conducted or initiated any internal investigation or made a voluntary disclosure to the federal government related to the same.

            (e) Except as set forth on Schedule 2.10(e), since June 30, 2002, there have been (i) no outstanding material written Claims against the Corporation or its Subsidiaries, either by the federal government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Material Government Contract; and (ii) no material written disputes between the Corporation or any of its

      Subsidiaries, on the one hand, and the federal government, on the other hand, under the Contract Disputes Act or any other applicable federal Regulation or between the Corporation or its Subsidiaries, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any Material Government Contract.

            (f) Except as set forth on Schedule 2.10(f), neither the Corporation, its Subsidiaries, nor, to the Knowledge of the Corporation, any of their current directors, officers, employees or Stockholders is (or since June 30, 2002 has been) suspended or debarred from doing business with the federal government or other Authority or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for federal government contracting.

      2.11  Title and Related Matters.

            (a) Except as set forth on Schedule 2.11(a)(i) hereto and for assets which have been sold in the ordinary course of business, consistent with past practice, since April 30, 2004, the Corporation and its Subsidiaries have good and marketable title to all real and personal, tangible and intangible, property and other assets reflected in the Financial Statements or acquired after the Financial Statement Date, free and clear of all Liens (except for Permitted Liens) and material Claims and Orders. All properties used in the business operations of the Corporation and its Subsidiaries for the periods covered by the Financial Statements are reflected in the Financial Statements in accordance with and to the extent required by GAAP, except as to those assets that are leased. Schedule 2.11(a)(ii) hereto sets forth a complete and accurate summary of all leased assets that have annual rental payments in excess of $50,000.

            (b) All the Corporation's and its Subsidiaries' leases for material assets used in conducting the Corporation's or the Subsidiaries' business are in full force and effect, and valid and enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered a proceeding in equity or law). Since June 30, 2002, neither the Corporation nor any of its Subsidiaries has received any written notice of any, and there exists no event of material default or event that constitutes or would constitute (with notice or lapse of time or both) a material default by the Corporation or any of its Subsidiaries or, to the Knowledge of the Corporation, any other Person under any of the Corporation's or its Subsidiaries' leases for material assets used in conducting the Corporation's or the Subsidiaries' business. All material rent and other material amounts due and payable with respect to the material leases of the Corporation and its Subsidiaries have been paid through the date of this Agreement and all material rent and other amounts due and payable with respect to the material leases of the Corporation and its Subsidiaries that are due and payable on or prior to the Closing Date will have been paid prior to the Closing Date. The Corporation and its Subsidiaries have received no written notice that the landlord with respect to any material real property lease would refuse to renew such lease upon expiration of the current stated period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

      2.12 Litigation. Schedule 2.12 hereto sets forth a true and complete list of all material Claims and Orders against or imposing obligations upon the Corporation or any of its Subsidiaries since June 30, 2002 (other than subpoenas). Except as set forth on Schedule 2.12 hereto, to the Knowledge of the Corporation, there is no court Order or material Order of any Authority or material Claim threatened against the Corporation or any of its Subsidiaries. Except as set forth on Schedule 2.12 hereto, the Corporation and its Subsidiaries are insured with respect to each of the matters set forth on
Schedule 2.12 hereto excluding deductibles, co-pays and standard reservation of rights indicated by the insurer thereto.

      2.13  Tax Matters.

            (a) Except as set forth on Schedule 2.13(a) hereto, the Corporation has (i) timely filed, or caused to be timely filed, all Tax Returns required to be filed by the Corporation and its Subsidiaries and all such Tax Returns are complete and correct and (ii) duly paid or caused to be paid all Taxes due or claimed to be due by all Taxing Authorities. Except as set forth on Schedule 2.13(a) hereto, the Corporation has not requested or received extensions of time within which to file or send any Tax Returns which Tax Returns have not since been filed. All Taxes of the Corporation or its Subsidiaries (i) that are due and payable have been timely paid and (ii) that are not due and payable (A) and are with respect to taxable periods up to and including April 30, 2004, have been accrued and fully provided for in accordance with GAAP on the unaudited consolidated balance sheet of the Corporation and (B) and are with respect to taxable periods after April 30, 2004, have been incurred in the ordinary course of business. All Taxes that are required to be withheld or collected by the Corporation and its Subsidiaries have been duly withheld or collected and, to the extent required, have been paid to the proper Taxing Authority or properly segregated or deposited as required by applicable Regulation. There are no Liens for Taxes upon any property or assets of the Corporation or its Subsidiaries, except for Liens for Taxes not yet due and payable. Neither the Corporation nor any of its Subsidiaries has executed any waiver of the statute of limitations on the right of any Taxing Authority to assess additional Taxes or to contest the income or loss with respect to any Tax Return which waiver is currently in effect. Except as set forth on Schedule 2.13(a) hereto, neither the Corporation nor any of its Subsidiaries has been a member of an affiliated group filing consolidated or combined federal, state, local or foreign income Tax Returns other than a group of which the Corporation is the common parent (the "Corporation Group"), nor does it have any liability for the Taxes of any other Person other than a member of the Corporation Group under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign Regulation).

            (b) Except as set forth on Schedule 2.13(b) hereto: (i) during the past five (5) years, none of the Corporation or any of its Subsidiaries has been the subject of an audit or other examination of Taxes by the Taxing Authorities of any nation, state or locality; (ii) none of the Corporation or any of its Subsidiaries has received written notice that any such audit is contemplated or pending; (iii) none of the Corporation or any of its

      Subsidiaries has received any written notices from any Taxing Authority (including, without limitation, an unresolved claim from a Taxing Authority in a jurisdiction where the Corporation and its Subsidiaries do not file Tax Returns that the Corporation is or may be subject to taxation by that jurisdiction) relating to any issue which could affect the Tax liability of the Corporation or any of its Subsidiaries; and (iv) none of the Corporation or any of its Subsidiaries is presently contesting a Tax liability before any court, tribunal or agency.

            (c) Except as set forth on Schedule 2.13(c) hereto, none of the Corporation or any of its Subsidiaries is subject to any Contract, joint venture, partnership, or other arrangement that is treated as a partnership for Tax purposes.

            (d) Schedule 2.13(d) hereto lists all Tax Returns of the Corporation and its Subsidiaries for which the annual tax liability is at least $50,000 for taxable periods ending on or after December 31, 1999, that have been audited or are the subject of audit by any Taxing Authority.

            (e) None of the Corporation or any of its Subsidiaries is obligated to make any payments nor is it party to any Contract that under certain circumstances could obligate the Corporation or any of its Subsidiaries to make any payments that will not be deductible by reason of
      Section 280G of the Code.

            (f) The Corporation has not been a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the date hereof.

            (g) Except as set forth on Schedule 2.13(g) hereto, no power of attorney that is currently in force has been granted by the Corporation or any of its Subsidiaries with respect to any matter relating to Taxes.

            (h) None of the Corporation or any of its Subsidiaries has applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

            (i) No indebtedness of the Corporation or any of its Subsidiaries consists of "corporate acquisition indebtedness" within the meaning of
      Section 279 of the Code.

            (j) Except as set forth on Schedule 2.13(j) hereto, there are no Tax sharing, allocation, indemnification or similar agreements in effect among the Corporation and/or any of its Subsidiaries or any predecessor or affiliate thereof and any other party (including Stockholders and any predecessors or affiliates thereof) under which Purchaser, the Corporation or any of its Subsidiaries could be liable for any Taxes or other claims of any party.

            (k) For purposes of the representations and warranties set forth in this Section 2.13, all Taxes and Tax liabilities with respect to the Corporation and its Subsidiaries that relate to the Overlap Period shall be apportioned between the Pre-Closing Period and any other period after the Closing Date as follows: (i) in the case of Taxes other than income, sales and use, withholding and similar Taxes, on a per diem basis; and (ii) in the case of income, sales and use, withholding and similar Taxes, as determined from the books and records of the Corporation as though the taxable year of the Corporation terminated at the close of business on the Closing Date.

      2.14  Compliance with Law and Certifications.

            (a) Except as set forth on Schedule 2.14(a)(i) hereto, to the Knowledge of the Corporation, since June 30, 2002, each of the Corporation and its Subsidiaries has operated in material compliance with regard to its operations, practices, real property, plants, structures, machinery, equipment and other property, employees, products and services and all other material aspects of its business, with all applicable Orders and material Regulations, including, without limitation, all material Regulations relating to the safe conduct of business, environmental protection, quality and labeling, antitrust, consumer protection, equal opportunity, discrimination, health, sanitation, fire, zoning, building and occupational safety; provided that solely for purposes of the satisfaction of the Purchaser's and Acquisition's condition to the obligation to close the Merger under Section 7.1, if the Knowledge of the Corporation with respect to the representation and warranty made in this sentence proves to be incomplete or inaccurate, then Section 7.1 will be deemed not to be satisfied; provided further that in such event, absent fraud, the Purchaser's and Acquisition's sole remedy will be to terminate this Agreement under Section 10.1(c)(i) without any other recourse or other Claim for damage, loss, deficiency, liability, obligation, commitment, cost or expense against, to or upon the Corporation, Stockholders or Vested Optionholders, including without limitation, recourse pursuant to the provisions of Section 11.3(a). Except as set forth on Schedule 2.14(a)(ii) hereto, there are no material Claims pending (of which the Corporation has been served with legal process or otherwise been given written notice) or, to the Knowledge of the Corporation, threatened, nor has the Corporation or any of its Subsidiaries received any written notice, regarding any material violations of any Regulations or Orders enforced by any Authority claiming jurisdiction over the Corporation or any of its Subsidiaries.

            (b) Except as set forth on Schedule 2.14(b) hereto, to the Knowledge of the Corporation, the Corporation or one of its Subsidiaries holds all material registrations, accreditations and other certifications required for the conduct of their respective businesses by any Authority and the Corporation and its Subsidiaries have complied in all material respects with the terms and conditions of all such registrations, accreditations and certifications; provided that solely for purposes of the satisfaction of the Purchaser's and Acquisition's condition to the obligation to close the Merger under Section 7.1, if the Knowledge of the Corporation with respect to the representation and warranty made in this sentence proves to be incomplete or inaccurate, then Section 7.1 will be deemed not to be satisfied; provided further that in such event, absent fraud, the Purchaser's and Acquisition's sole remedy will be to terminate this Agreement under Section 10.1(c)(i) without any other recourse or other Claim for damage, loss, deficiency, liability, obligation, commitment, cost or expense against, to or upon the Corporation, Stockholders or Vested Optionholders, including without limitation, recourse pursuant to the provisions of Section 11.3(a).

      2.15  ERISA and Related Matters.

            (a) List of Plans. Set forth on Schedule 2.15(a) hereto is an accurate and complete list of all domestic and foreign: (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); (ii) bonus, stock option, stock purchase, restricted stock, incentive, fringe benefit, "voluntary employees' beneficiary associations" ("VEBAs") under Section 501(c)(9) of the Code, profit-sharing, pension or retirement, deferred compensation, medical, life insurance, disability, accident, salary continuation, severance, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance Contracts, in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, Contracts and/or practices (referred to in (i), (ii) or (iii) above) are in writing or are otherwise exempt from the provisions of ERISA, that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Corporation or any of its Subsidiaries including, for this purpose and for the purpose of all of the representations in this Section 2.15, all employers (whether or not incorporated) that would be treated together with the Corporation, any of its Subsidiaries and/or the Stockholders as a single employer within the meaning of Section 414 of the Code ("Employee Benefit Plans").

            (b) Status of Plans. Each Employee Benefit Plan (including any related trust) complies in form with the requirements of all applicable Regulations, including, without limitation, ERISA, the Code, and foreign Tax, labor, securities, data privacy, currency exchange control regulations, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable Regulations, including, without limitation, ERISA and the Code. Neither the Corporation nor any of its Subsidiaries has any commitment, intention or understanding to create, modify or terminate any Employee Benefit Plan in a way that would cause a material liability. Except as required to maintain the tax-qualified status of any Employee Benefit Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. To the Knowledge of the Corporation, no event has occurred and no condition or circumstance has existed that would reasonably be expected to result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended prior to the date of this Agreement.

            (c) No Pension Plans. No Employee Benefit Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA. Neither the Corporation nor any of its Subsidiaries has, since January 1, 1997, maintained or contributed to, or had any obligation to contribute to (or borne any liability with respect to) any "multiple employer plan" (within the meaning of the Code or ERISA) or any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). Neither the Corporation nor any of its ERISA Affiliates has had any liability with respect to a multiemployer plan that has not been satisfied in full.

            (d)   Liabilities.

                  (i) Neither the Corporation nor any of its Subsidiaries maintains any Employee Benefit Plan which is: (a) a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code or Section 607(1) of ERISA) that has not been administered and operated in all material respects in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code; or (b) a "group health plan" (as defined in 45 Code of Federal Regulations Section 160.103) that has not been administered and operated in all material respects in compliance with the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder, and neither the Corporation nor any of its Subsidiaries is subject to any material liability, including, without limitation, liability for any material additional contributions, fines, taxes, penalties or the loss of Tax deduction in a material amount as a result of such administration and operation. No Employee Benefit Plan that is such a group health plan is a "multiple employer welfare arrangement," within the meaning of
            Section 3(40) of ERISA. Each Employee Benefit Plan that is intended to meet the requirements of Section 125 of the Code meets such requirements, and each program of benefits for which employee contributions are provided pursuant to elections under any Employee Benefit Plan meets the requirements of the Code applicable thereto in all material respects. Neither the Corporation nor any of its Subsidiaries maintains any Employee Benefit Plan which is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that has provided any "disqualified benefit" (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

                  (ii)  Except as required by Regulation or as set forth on
            Schedule 2.15(d)(ii) hereto, neither the Corporation nor any of its Subsidiaries maintains any Employee Benefit Plan (whether qualified or non-qualified under Section 401(a) of the Code) providing for post-employment or retiree health, life insurance and/or other welfare benefits and having unfunded liabilities, and neither the Corporation nor any of its Subsidiaries have any obligation to provide any such benefits to any retired or former employees or active employees following such employees' retirement or termination of service. Neither the Corporation nor any of its Subsidiaries has any unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code. No Employee Benefit Plan holds as an asset any interest in any annuity Contract, guaranteed investment Contract or any other investment or insurance Contract, policy or instrument issued by an insurance company that, to the Knowledge of the Corporation, is the subject of bankruptcy, conservatorship, insolvency, liquidation, rehabilitation or similar proceedings.

                  (iii) Neither the Corporation nor any of its Subsidiaries has
            incurred any liability for any Tax or excise Tax arising under Chapter 43 of the Code that has not been satisfied in full, and no event has occurred and no condition or circumstance exists that would reasonably be expected to give rise to any such liability in a material amount.

                  (iv) There are no material Claims pending, or, to the Knowledge of the Corporation, threatened, anticipated or expected to be asserted against or with respect to any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending or, to the Knowledge of the Corporation, threatened, anticipated, or expected to be asserted against the Corporation or any of its Subsidiaries or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. To the Knowledge of the Corporation, no Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental agency with respect to an Employee Benefit Plan.

            (e) Contributions. Full payment has been timely made of all amounts which the Corporation or any of its Subsidiaries is required, under applicable Regulation or under any Employee Benefit Plan or any Contract relating to any Employee Benefit Plan to which the Corporation or any of its Subsidiaries is a party, to have paid as contributions or premiums thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions and/or premiums have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Authority, and to the Knowledge of the Corporation no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. The Corporation has made adequate provisions to meet contributions and premiums and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as represented to Purchaser herein, and have not been increased subsequent to the date as of which documents relating to such representations have been provided to Purchaser.

            (f) Tax Qualification. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has, as currently in effect, been determined to be so qualified by the Internal Revenue Service. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has, as currently in effect, been determined to be so exempt by the Internal Revenue Service. Each VEBA has been determined by the Internal Revenue Service to be exempt from Federal income tax under
      Section 501(c)(9) of the Code. Since the date of each most recent determination referred to in this Section 2.15(f), to the Knowledge of the Corporation, no event has occurred and no condition or circumstance exists that would reasonably be expected to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust or VEBA.

            (g) Transactions. Neither the Corporation, any of its Subsidiaries nor any of their respective directors, officers, employees or, to the Knowledge of the Corporation, other Persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a Tax, penalty or liability in a material amount for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such Claim.

            (h) Triggering Events. Except as set forth on Schedule 2.15(h), the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or Contract, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), "excess parachute payment" (as such term is defined in Section 280G of the Code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Corporation or any of its Subsidiaries. Except as set forth on Schedule 2.15(h) hereto, no Employee Benefit Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

            (i) Classification. Except as set forth on Schedule 2.15(i) hereto, the Corporation and its Subsidiaries have classified all individuals who perform services for them correctly under each Employee Benefit Plan, ERISA, the Code and other applicable Regulation as common law employees, independent contractors or leased employees.

            (j) Documents. The Corporation has delivered or caused to be delivered to the Purchaser true and complete copies of all material documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written summary description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent Internal Revenue Service determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under
      Section 401(a) of the Code or exempt under Section 501(a) or 501(c)(9) of the Code; (v) the annual report on Internal Revenue Service Form 5500-series for each of the last two (2) years for each Employee Benefit Plan required to file such form; and (vi) all Contracts relating to each Employee Benefit Plan, including, without limitation, service provider agreements, insurance Contracts, annuity Contracts, investment management agreements, subscription agreements, participation agreements, recordkeeping agreements and collective bargaining agreements.

      2.16  Intellectual Property.

            (a) Schedule 2.16(a) hereto sets forth (i) a complete and accurate list of all material domestic and foreign patents, material trademarks, material service marks and other indicia of origin, material trademark and service mark registrations and applications for registrations thereof, material registered copyrights and applications for registration thereof, material Internet domain names and URLs, material corporate and business names, material trade names, material brand names and material computer software programs (other than "off-the-shelf" software programs) owned, used or held for use in the business conducted by the Corporation or any of its Subsidiaries and (ii) a general description of the areas in which the Corporation or any of its Subsidiaries has filed material patent applications (collectively, the "Corporation Intellectual Property"). The Corporation Intellectual Property has been, if applicable, duly registered in, filed in or issued by the United States Patent and Trademark Office, United States Copyright Office, a duly accredited and appropriate domain name registrar, or the appropriate offices in the various states of the United States, and each such registration, filing and issuance is in full force and effect.

            (b) Except as set forth on Schedule 2.16(b) hereto, neither the Corporation nor any of its Subsidiaries is a party to any material license agreement (other than standard customer Contracts and "off-the-shelf" software programs) with respect to any material Corporation Intellectual Property, whether as licensor, licensee or otherwise. Except as set forth on Schedule 2.16(b) hereto, to the extent any material Corporation Intellectual Property is used under license by the Corporation or any of its Subsidiaries, no written or, to the Knowledge of the Corporation, oral notice of a material default has been sent or received by the Corporation or any Subsidiary under any such license that remains uncured and the execution, delivery or performance of the Corporation's obligations hereunder will not result in such a material default. Each such material license agreement in respect of material Corporation Intellectual Property is a legal, valid and binding obligation of the Corporation or the Subsidiary, as applicable, and each of the other parties thereto, enforceable in accordance with the terms thereof, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered a proceeding in equity or law).

            (c) Except as set forth on Schedule 2.16(c) hereto, the Corporation and/or its wholly-owned Subsidiary owns, or is licensed to use, all of the Corporation Intellectual Property, free and clear of any Liens, Orders and other adverse Claims, without obligation to pay any royalty or any other fees with respect thereto. To the Knowledge of the Corporation, the Corporation's or a Subsidiary's use of the Corporation Intellectual Property (including, without limitation, the manufacturing, marketing, licensing, sale or distribution of products and the general conduct and operations of the business of the Corporation) does not violate, infringe, misappropriate or misuse any Intellectual

      Property rights of any third party; provided that solely for purposes of the satisfaction of the Purchaser's and Acquisition's condition to the obligation to close the Merger under Section 7.1, if the Knowledge of the Corporation with respect to the representation and warranty made in this sentence proves to be incomplete or inaccurate, then Section 7.1 will be deemed not to be satisfied; provided further that in such event, absent fraud, the Purchaser's and Acquisition's sole remedy will be to terminate this Agreement under Section 10.1(c)(i) without any other recourse or other Claim for damage, loss, deficiency, liability, obligation, commitment, cost or expense against, to or upon the Corporation, Stockholders or Vested Optionholders, including without limitation, recourse pursuant to the provisions of Section 11.3(a). No Corporation Intellectual Property has been cancelled, abandoned or otherwise terminated and all renewal and maintenance fees in respect thereof have been duly paid. Except as set forth on Schedule 2.16(c) hereto, there are no actions that must be taken or payments that must be made by the Corporation prior to October 31, 2004, that if not taken, will adversely affect the Corporation Intellectual Property. The Corporation has the exclusive right to file, prosecute and maintain all applications and registrations with respect to the Corporation Intellectual Property that is owned by the Corporation or one of its Subsidiaries.

            (d) Except as set forth on Schedule 2.16(d) hereto, the Corporation has not received any written Claim from any third party challenging the right of the Corporation to use any of the Corporation Intellectual Property. To the Knowledge of the Corporation, the Corporation has all intellectual property necessary to operate the business as of the Closing Date.

            (e) Except as set forth on Schedule 2.16(e) hereto, neither the Corporation nor any Subsidiary has made any Claim in writing of a violation, infringement, misuse or misappropriation by any third party (including, without limitation, any employee or former employee of the Corporation or its Subsidiaries) of its rights to, or in connection with, any Corporation Intellectual Property, which Claim is still pending. Except as set forth on Schedule 2.16(e) hereto, the Corporation has not entered into any written Contract to indemnify any other Person against any charge of infringement of any Corporation Intellectual Property, other than indemnification provisions contained in purchase orders, customer Contracts or license agreements arising in the ordinary course of business.

            (f) Except as set forth on Schedule 2.16(f) hereto, to the Knowledge of the Corporation, there are no pending or threatened Claims by any Person or Authority of a violation, infringement, misuse or misappropriation by the Corporation or any of its Subsidiaries of any Intellectual Property owned by such Person or, in the case of Claims brought by any Authority, any third party, or of the invalidity of any patent or registration of a copyright, trademark, service mark, domain name, or trade name included in the Corporation Intellectual Property.

            (g) Except as set forth on Schedule 2.16(g) hereto, there are no interferences or other contested proceedings, either pending (of which the Corporation has been served with legal process or otherwise been given written notice) or, to the Knowledge of the Corporation, threatened, in the United States Copyright Office, the United States Patent and Trademark Office, or any other Authority relating to any pending application with respect to the Corporation Intellectual Property.

            (h) Except as set forth on Schedule 2.16(h) hereto, the Corporation has secured valid written assignments from all Persons (including, without limitation, consultants and employees) who contributed to the creation or development of Corporation Intellectual Property of the rights to such contributions that the Corporation does not already own by operation of law.

      2.17 Customer Warranties. Except as set forth on Schedule 2.17 hereto, since June 30, 2002, there have been no pending nor, to the Knowledge of the Corporation, threatened, material Claims under or pursuant to any warranty, whether expressed or implied, on products or services sold prior to the Closing Date by the Corporation or any of its Subsidiaries that are not disclosed or referred to in the Financial Statements and that are not fully reserved against in accordance with GAAP. All of the services rendered by the Corporation or any of its Subsidiaries (whether directly or indirectly through independent contractors) since June 30, 2002, to the Knowledge of the Corporation, have been performed in material conformity with all expressed written warranties, and neither the Corporation nor any of its Subsidiaries has nor will any of them have any material liability for replacement or repair or for other damages relating to or arising from any such services, except for amounts incurred in the ordinary course of business which are immaterial and not required by GAAP to be disclosed in the Financial Statements.

      2.18  Environmental Matters. Except as disclosed on Schedule 2.18 hereto:
(a) Since June 30, 2002 the business of the Corporation and its Subsidiaries has been operated in material compliance with applicable Environmental Law, including, without limitation, the requirement to hold and comply with the terms of Permits required by applicable Environmental Law for the operation of the Corporation's and its Subsidiaries' business; (b) there is no material Claim pending (of which the Corporation has been served with legal process or otherwise been given written notice), or, to the Knowledge of the Corporation, threatened, that alleges that the business of the Corporation and its Subsidiaries is not in compliance with or is otherwise liable under applicable Environmental Law; (c) to the Knowledge of the Corporation, there has been no material Discharge of Hazardous Substances on any property owned, leased or operated by the Corporation or any of its Subsidiaries in quantities or under circumstances that under applicable Environmental Law require investigation or remediation by the Corporation or any of its Subsidiaries.

      2.19 Capital Expenditures and Investments. The Corporation and its Subsidiaries have outstanding Material Contracts, and a budget for capital expenditures and Investments as set forth on Schedule 2.19 hereto, which includes (a) a schedule of all material monies disbursed on account of capital expenditures and Investments made by the Corporation and its Subsidiaries since the Financial Statement Date, and (b) a schedule of all material costs and expenses incurred by the Corporation and its Subsidiaries in connection with software development since the Financial Statement Date. Since the Financial Statement Date, there has been no material failure by the Corporation or any of its Subsidiaries to make any capital expenditures or Investments in a manner consistent with the budget set forth on Schedule 2.19 hereto, except for normal variations in timing.

      2.20 Dealings with Affiliates. Schedule 2.20 hereto sets forth a complete and accurate list and summary description of the parties and the economic terms of all Contracts to which the Corporation or any of its Subsidiaries is, will be or has been a party, at any time from June 30, 2002 to the Closing Date, and to which any one or more of the following is a party: (i) an Affiliate of the Corporation other than a wholly-owned Subsidiary of the Corporation, (ii) to the Knowledge of the Corporation, a Stockholder or (iii) any Person in which the Corporation or, to the Knowledge of the Corporation, a Stockholder or Affiliate of the Corporation has, directly or indirectly, made an Investment. Since June 30, 2002, the Corporation and its Subsidiaries have not made any payments, loaned or borrowed any funds or property or made any credit arrangement or accommodation with any Stockholder, Affiliate (other than to a wholly-owned Subsidiary of the Corporation) or employee of the Corporation, except for the payment of employee salaries and director compensation in the ordinary course of business.

      2.21 Insurance. Schedule 2.21 hereto sets forth all of the Policies of the Corporation and its Subsidiaries. All of such Policies are, to the Knowledge of the Corporation, in full force and effect and all premiums with respect thereto have been or will be paid when due. No notice of cancellation or termination has been received by the Corporation or any Subsidiary with respect to any Policy.

      2.22 Accounts Receivable. The accounts receivable of the Corporation and its Subsidiaries reflected in the Financial Statements and the additional accounts receivable as are reflected on the books of the Corporation or its Subsidiaries since the date of the most recent Financial Statements (collectively, the "Accounts Receivable"), are, unless paid prior to the Closing Date, and except to the extent and net of the aggregate amount reserved against thereon (which reserves have been determined based upon actual prior experience, in accordance with GAAP), valid, genuine and subsisting, arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and, other than repurchase obligations set forth in the LEC Agreements, are not subject to defenses, deductions, setoffs or counterclaims and, except as set forth on Schedule 2.22 hereto, do not include any (a) deferred billing that is not yet invoiced or (b) estimated earnings on uncompleted projects.

      2.23 Inventories. The inventories held by the Corporation and its Subsidiaries are reflected in the Financial Statements at the lower of cost or market value (taking into account the usability or salability thereof) in accordance with GAAP. None of such inventories have been written up in value or repurchased by, or returned to, the Corporation or any of its Subsidiaries at an increased value. Except as set forth on Schedule 2.23 hereto, all such inventories are owned free and clear of all material Liens, except for Permitted Liens and to the extent otherwise reserved against or reflected in the Financial Statements. Except as set forth on Schedule 2.23 hereto, the Corporation is not aware of any material adverse conditions affecting the supply of materials available to the Corporation and its Subsidiaries, and, to the Knowledge of the Corporation, the consummation of the transactions contemplated hereby will not adversely affect any such supply.

      2.24 Brokerage. There are no Claims for brokerage commissions, investment banking or finders' fees or expenses or similar compensation in connection with the Merger or any other transactions contemplated by this Agreement based on any arrangement or Contract binding upon the Corporation or any of its Subsidiaries.

      2.25 Customers and Suppliers. Except as set forth on Schedule 2.25 hereto, no customer of the Corporation or its Subsidiaries that accounted for more than five percent (5%) of the consolidated revenues or income of the Corporation and its Subsidiaries during both the last full fiscal year ending December 31, 2003 and the interim period ending April 30, 2004 has advised the Corporation or any of its Subsidiaries in writing within the past year (i) that, with respect to customers of the Solutions Business, such customer will stop or materially terminate buying materials, products or services from the Corporation or any Subsidiary or (ii) that, with respect to customers of the Direct Business, the Corporation or any of its Subsidiaries is barred from, or otherwise ineligible for, any rebidding on any previously existing Contract with such customer, in connection with any request for proposal or otherwise. No supplier of the Corporation or any of its Subsidiaries, that is the sole supplier of any significant product or component to the Corporation or any of its Subsidiaries, has advised the Corporation or any of its Subsidiaries in writing within the past year that it will stop, or materially decrease the rate of, supplying materials, products, or services to the Corporation or any of its Subsidiaries.

      2.26 Permits. Schedule 2.26 hereto sets forth all Permits that are material for the Corporation or any of its Subsidiaries to conduct its business in accordance with applicable Regulations and Orders. Except as set forth on
Schedule 2.26 hereto, the Corporation or the applicable Subsidiary duly and validly holds all such Permits, and each such Permit is in full force and effect and, to the Knowledge of the Corporation, no suspension or cancellation of any such Permit is threatened.

      2.27 Improper and Other Payments. Except as set forth on Schedule 2.27 hereto: (a) neither the Corporation or any of its Subsidiaries nor any director, officer thereof or, to the Knowledge of the Corporation, any employee, agent or representative of the Corporation or any other Person acting on behalf of any of them, has made, paid or received any unlawful bribes, kickbacks or other similar payments to or from any Person or Authority in connection with the conduct of business by the Corporation or any of its Subsidiaries; (b) no contributions have been made, directly or indirectly, to a domestic or foreign political party or candidate by the Corporation or any Subsidiary; (c) no improper foreign payment (as defined in the Foreign Corrupt Practices Act, as amended) has been made by the Corporation or any Subsidiary; and (d) the internal accounting controls of the Corporation are reasonably believed by the Corporation's management to be adequate to detect any of the foregoing under current circumstances.

      2.28 Disclosure. None of the representations or warranties as modified by the corresponding disclosure schedules of the Corporation, or any of the certificates delivered to the Purchaser by or on behalf of the Corporation pursuant to Article VII, contains any untrue statement of a material fact or omits a material fact necessary to make each statement contained herein or therein not misleading in the circumstance in which it was made. Notwithstanding any provision of this Agreement to the contrary, the parties agree that (a) the Corporation makes no representation, warranty, covenant or agreement in this Agreement or in any document delivered in connection herewith with respect to any Claim that the Corporation may have against the Purchaser or any of its subsidiaries or that the Purchaser or its subsidiaries may have against the Corporation or any of its Subsidiaries, and (b) no condition to the obligation of the Purchaser to consummate the Merger or any other transactions contemplated by this Agreement will, or will be deemed, not to have been satisfied as a result of any occurrence relating to any Claim that the

Corporation may have against the Purchaser or any of its subsidiaries or that the Purchaser or its subsidiaries may have against the Corporation or any of its Subsidiaries.

                                  ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND ACQUISITION

      The Purchaser represents and warrants to the Corporation as follows as of the date hereof and as of the Closing Date:

      3.1 Corporate Organization, Etc. Each of the Purchaser and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority to carry on its business as it is now being conducted and to own, operate and lease its properties and assets. The Purchaser and Acquisition are each duly qualified or licensed to do business and are in good standing in every jurisdiction in which the conduct of its business, and the ownership or lease of its properties, require it to be so qualified or licensed, except where the failure to be so duly qualified or licensed would not have a Material Adverse Effect.

      3.2 Authorization, Etc. Each of the Purchaser and Acquisition has full power and authority to enter into this Agreement and the agreements contemplated hereby to which the Purchaser or Acquisition is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements and transactions contemplated hereby have been duly authorized by the Board of Directors of the Purchaser and Acquisition and the stockholder of Acquisition and no other corporate proceedings on their part are necessary to authorize this Agreement and the agreements contemplated hereby and the transactions contemplated hereby and thereby. This Agreement and all other agreements contemplated hereby to be entered into by the Purchaser and Acquisition each constitutes a legal, valid and binding obligation of the Purchaser and Acquisition enforceable against each of them in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered a proceeding in equity or law).

      3.3 No Violation. Except as set forth on Schedule 3.3 hereto, the execution, delivery and performance by the Purchaser and Acquisition of this Agreement, and the fulfillment of and compliance with the respective terms hereof and thereof by the Purchaser and Acquisition, do not and will not (a) conflict with or result in a breach of the terms, conditions or provisions of,
(b) constitute a default or event of default under (whether with or without due notice, the passage of time or both), (c) result in a violation of, or (d) require any authorization, consent, approval, exemption or other action by, or notice to, or filing with any third party or Authority pursuant to, the charter or bylaws of the Purchaser or Acquisition or any applicable Regulation, Order or material Contract to which the Purchaser, Acquisition or their respective properties are subject. The Purchaser and Acquisition have each complied with all applicable Regulations and Orders in connection with its execution, delivery and performance of this Agreement, the agreements contemplated hereby and the transactions contemplated hereby and thereby.

      3.4 Investment Intent. The Purchaser is acquiring the Shares for investment purposes and not with a view to distribution thereof and agrees that it will not make any sale, transfer or other disposition of the Shares in violation of any applicable securities law.

      3.5 Brokerage. No agent, broker, Person or firm acting on behalf of the Purchaser or Acquisition is or shall be entitled to any fee, commission or broker's or finder's fees from the Corporation or any of its Subsidiaries or any Stockholders or Vested Optionholders in connection with this Agreement or the Merger or any of the other transactions contemplated hereby.

      3.6 Acquisition's Operations. Acquisition was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with such transactions.

      3.7 Purchaser's Operations. The Purchaser is not engaged in any material business activities and does not conduct operations other than those through, or related to its ownership of, its wholly-owned subsidiary, T-NETIX.

      3.8   Financing.

            (a) Attached hereto as Schedule 3.8(a) is a true and complete copy of the commitment letter from ING Capital LLC to the Purchaser relating to the financing of the Purchaser (the "Commitment Letter"). As of the date hereof, the Commitment Letter is in full force and effect and has not been amended. Between the date hereof and the Closing Date, the Purchaser will promptly furnish the Corporation with any amendments to the Commitment Letter. The Purchaser and Acquisition are not aware of any fact or occurrence that makes any of the assumptions set forth in the Commitment Letter unreasonable or would result in any of the conditions set forth in the Commitment Letter not being satisfied prior to the Termination Date (as defined in the Commitment Letter). ING has not advised either the Purchaser or Acquisition or any of their respective Affiliates of any reason why the financing contemplated by the Commitment Letter will not be consummated substantially in accordance with the principal terms described in the Commitment Letter.

            (b) The Purchaser has engaged Credit Suisse First Boston ("CSFB") in connection with the potential high-yield offering of up to $200 million of senior notes (the "Senior Notes") pursuant to Rule 144A of the Securities Act (the "Senior Note Offering"). Attached hereto as Schedule 3.8(b) is a true and complete copy of the engagement letter from CSFB to the Purchaser relating to the Senior Note Offering.

                                   ARTICLE IV

                          COVENANTS OF THE CORPORATION

         Until the Closing Date, except as otherwise consented to or approved by the Purchaser in writing, the Corporation agrees that it shall act, or refrain from acting where required hereinafter, to comply with the following:

      4.1 Regular Course of Business. The Corporation shall and shall cause its Subsidiaries to: (a) operate the business of each diligently and in good faith, consistent with past management practices; (b) maintain each of their material properties in customary repair, order and condition, reasonable wear and tear excepted; (c) maintain (except for expiration due to lapse of time) all material leases and Material Contracts in effect without change except as expressly provided herein; (d) materially comply with the provisions of all material Regulations and Orders applicable to the Corporation and its Subsidiaries and the conduct of their respective businesses; (e) not cancel, release, waive or compromise any debt, Claim or right in their favor having a value in excess of $50,000 or prepay any expenses not required to be paid at such time and which are in excess of $50,000; (f) not alter the rate or basis of compensation of any of its officers, directors or employees of the Corporation or any of its Subsidiaries other than in the ordinary course of business consistent with past practice (except for fees to be paid to each member of the Special Committee for their services in connection with the Merger, this Agreement and the other transactions contemplated herein; provided, that such fees shall not be in excess of $30,000 per member of the Special Committee); (g) use reasonable best efforts to maintain insurance coverage up to the Closing Date with the coverage and in the amounts set forth on Schedule 2.21 hereto; (h) maintain equipment, supplies and spare parts at customary operating levels consistent with current practices, and replace in accordance with past practice any inoperable, worn-out or obsolete assets with modern assets of comparable quality; (i) maintain their books, accounts and records in accordance with past custom and practice as used in the preparation of the Financial Statements; (j) use reasonable best efforts to maintain in full force and effect the existence of all material Corporation Intellectual Property; (k) use their reasonable best efforts to preserve the goodwill and organization of their business and their relationships with customers, suppliers, employees and other Persons having business relations with the Corporation and its Subsidiaries; (l) without the consent of the Purchaser, not take or omit to take any action that would result in a breach of any of the representations, warranties or covenants made by the Corporation in this Agreement; and (m) not take any action or omit to take any action which act or omission would reasonably be anticipated to have a Material Adverse Effect on the Corporation.

      4.2 Capital Changes. The Corporation shall not issue or sell any shares of its capital stock or issue or sell any securities convertible or exchangeable into, or Options to subscribe for, any shares of its capital stock (except for the issuance by the Corporation of shares of Common Stock pursuant to the terms of any Vested Options, provided the exercise price is paid in cash in full or the exercise is a cashless exercise that results in correspondingly, fewer shares being issued) and the Corporation shall not pledge or otherwise encumber any shares of its capital stock. The Corporation shall not redeem, retire, purchase or otherwise acquire directly or indirectly any of its issued and outstanding capital stock, Options or any outstanding rights or securities exercisable or exchangeable for or convertible into its capital stock. The Corporation shall not declare, pay or set aside for payment any dividend or other distribution in respect of its capital stock, Options or any outstanding rights or securities exercisable or exchangeable for or convertible into its capital stock. The Corporation shall not issue any additional Options or enter into any Contracts containing any profit participation features, stock appreciation rights or phantom stock option plans, or similar Contracts that allows any Person to participate in the equity or profits of the Corporation. The Corporation shall not amend its charter or bylaws or merge into or consolidate with any other Person or change the character of its business.

      4.3 Capital and Other Expenditures. The Corporation shall not and shall cause its Subsidiaries not to make any Investments or capital expenditures, or commitments with respect thereto, except as provided in its budget set forth on
Schedule 2.19 hereto. The Corporation shall and shall cause its Subsidiaries to make all Investments and capital expenditures in a manner consistent in all material respects with the budget set forth on Schedule 2.19 hereto. The Corporation shall not and shall cause its Subsidiaries not to make any loan or advance to any Person (other than accounts receivable made in the ordinary course of business) and shall collect or cause to collect in full any amounts outstanding now due from any Affiliate. The Corporation shall not and shall cause its Subsidiaries not to make any charitable or other contributions to any Person nor shall it make any commitments therefor.

      4.4 Borrowing. The Corporation shall not and shall cause its Subsidiaries not to incur, assume or guarantee any Indebtedness not reflected on the Financial Statements except in the ordinary course of business under existing credit facilities as such credit facilities exist on the date hereof.

      4.5 Other Commitments. Except as set forth in this Agreement, incurred or transacted in the ordinary course of business, or permitted in writing by the Purchaser, the Corporation shall not enter and shall cause its Subsidiaries not to enter into any Material Contract or transaction or make any material commitment or incur any material obligation or liability (including entering into any real property leases).

      4.6 Interim Financial Information. The Corporation shall supply the Purchaser with unaudited consolidated monthly operating statements within twenty
(20) days after the end of each month ending between the date hereof and the Closing Date, certified on the Corporation's behalf by its chief financial officer as having been prepared in accordance with procedures employed by the Corporation in preparing prior monthly operating statements and certifying that such financial statements were prepared in accordance with GAAP applied on a basis consistent with the Financial Statements and fairly present in all material respects the Corporation's consolidated financial position, results of operations and changes in financial position at and for such periods.

      4.7 Full Access and Disclosure. The Corporation and its Subsidiaries shall afford to the Purchaser and its counsel, accountants, agents and other authorized representatives and to financial institutions specified by the Purchaser and their counsel and representatives reasonable access during regular business hours to the Corporation's plants, properties, books and records in order that the Purchaser may have opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Corporation and its Subsidiaries. Each of the Corporation and its Subsidiaries shall cause its officers, employees, counsel and auditors to furnish such addi-tional financial and operating data and other information as the Purchaser shall from time to time reasonably request including, without limitation, any internal control recommendations made by its independent auditors in connection with any audit of the Corporation. Notwithstanding the foregoing, neither the Corporation nor any of its Subsidiaries will be required to afford access to or furnish any data or information under this Section 4.7 which the Corporation has reasonably determined, consistent with its understanding with Purchaser, is and must be kept secret and confidential for antitrust or other general competitively sensitive reasons. All information provided by the Corporation or any of its Subsidiaries pursuant to this Section 4.7 shall be subject to the terms and conditions of the Confidentiality Agreement.

      4.8 Tax Matters. The Corporation shall, and shall cause its Subsidiaries to, from and after the date of this Agreement and until the Closing Date, (i) prepare all Tax Returns in a manner consistent with the past practices of the Corporation and its Subsidiaries with respect to the treatment of items on such Tax Returns except to the extent that any inconsistency is required by law; (ii) refrain from entering into any settlement or closing agreement with a taxing authority that increases or may increase the Tax liability of the Corporation and its Subsidiaries for any period and (iii) refrain from filing any amended Tax Return or claims for refund.

      4.9 Fulfillment of Conditions Precedent. The Corporation shall use its commercially reasonable best efforts (a) to obtain at its expense all such waivers, Permits, consents, approvals or other authorizations from third Persons and Authorities, and (b) to do all things as may be necessary or desirable in connection with transactions contemplated by this Agreement; provided that in each case the Purchaser has reasonably cooperated with such efforts.

      4.10 Notice Action of Stockholders by Written Consent in Lieu of a Special Meeting. The Corporation shall take all action necessary, in accordance with Section 228 of the DGCL and its certificate of incorporation and bylaws, to provide written notice, within ten (10) days thereafter, of the adoption and approval of the Merger and this Agreement, by written consent of Stockholders holding more than fifty percent (50%) of the outstanding shares of capital stock of the Corporation entitled to vote thereon, to each Person who was a Stockholder on the date of such written consent and who has not so consented in writing.

                                   ARTICLE V

                   COVENANTS OF THE PURCHASER AND ACQUISITION

      The Purchaser hereby covenants and agrees with the Corporation that:

      5.1   Directors and Officers Insurance; Indemnity.

            (a) The Purchaser shall cause the Surviving Corporation to maintain in effect for not less than six (6) years after the Effective Time, the Corporation's current directors and officers' insurance policies (or policies of at least the same coverage containing terms and conditions no less advantageous to the current and all former directors and officers of the Corporation) with respect to acts or failures to act prior to the Effective Time, including acts relating to the transactions contemplated by this Agreement; provided, however, that the Purchaser and the Surviving Corporation shall not be required to maintain or obtain policies providing such coverage except to the extent such coverage can be provided at an annual cost of no greater than 200% of the most recent annual premium paid by the Corporation prior to the date hereof (the "Cap"); and provided, further, that if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

            (b) The Purchaser shall cause the Surviving Corporation to keep in effect in its Certificate of Incorporation and By-Laws provisions at least as favorable as the provisions in the Corporation's Certificate of Incorporation and By-Laws on the date hereof that provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Corporation to the fullest extent permitted by the DGCL and such provisions shall not be amended except as either required by applicable Regulation or to make changes permitted by Regulation that would enhance the rights of past or present officers and directors to exculpation, indemnification or advancement of expenses. If the Surviving Corporation sells, transfers or disposes, in one transaction or in a series of related transactions, all or a majority of its assets or income or revenue generating capacity, then the Purchaser shall indemnify such officers and directors to the same extent as the Surviving Corporation would otherwise be obligated.

      5.2 Fulfillment of Conditions Precedent. The Purchaser and Acquisition shall use their commercially reasonable best efforts to obtain at their expense all such waivers, Permits, consents, approvals or other authorizations from third Persons and Authorities, and to do all things as may be necessary or desirable in connection with transactions contemplated by this Agreement; provided that in each case the Corporation and its Subsidiaries have reasonably cooperated with such efforts.

                                   ARTICLE VI

                                OTHER AGREEMENTS

      The parties further agree as follows:

      6.1 Agreement to Defend. In the event any action, suit, proceeding or investigation of the nature specified in Section 7.5 or Section 8.3 hereof is commenced, whether before or after the Closing Date, all the parties hereto agree to cooperate and use their reasonable best efforts to defend against and respond thereto.

      6.2 Further Assurances. Subject to the terms and conditions of this Agreement, the parties hereto shall use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Regulations and Orders to consummate and make effective as promptly as possible the transactions contemplated by this Agreement, and to cooperate with each other in connection with the foregoing, including without limitation using their best efforts (a) to obtain all necessary waivers, consents, and approvals from other parties to loan agreements, leases, mortgages and other Contracts; (b) to obtain all necessary Permits, consents, approvals and authorizations as are required to be obtained under any applicable Regulation or Order; (c) to lift or rescind any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the transactions contemplated hereby;
(d) to effect all necessary registrations and filings; and (e) to fulfill all conditions to the obligations of the parties under this Agreement. Each of the Purchaser, Acquisition and the Corporation further covenants and agrees that it shall use its respective best efforts to prevent, with respect to a threatened or pending preliminary or permanent injunction or other Regulation or Order the entry, enactment or promulgation thereof, as the case may be.

      6.3 No Solicitation or Negotiation. The Corporation shall not, and the Corporation shall use its best efforts to ensure that the Stockholders and any of its and the Stockholders' Affiliates, representatives, officers, employees, directors or agents shall not, directly or indirectly: (a) submit, solicit, initiate, encourage or discuss any proposal or offer from any Person or enter into any Contract or accept any offer relating to or to consummate any (i) reorganization, liquidation, dissolution or recapitalization of the Corporation;
(ii) merger or consolidation involving the Corporation; (iii) purchase or sale of more than 10% of the assets or capital stock, Options, stock appreciation rights, phantom stock options or other similar equity based participations (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock, Options, stock appreciation rights, phantom stock options or other such securities) of the Corporation or any of its Subsidiaries (other than a purchase or sale of inventory and worn-out or obsolete assets in the ordinary course of business consistent with past custom and practice and in accordance with the terms of this Agreement); (iv) similar transaction or business combination involving the Corporation or any of its Subsidiaries or their assets; or (v) acquisition by the Corporation or any of its Subsidiaries of other businesses, whether by the purchase of assets or capital stock of another Person; or (b) furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek to do any of the foregoing; provided however, nothing herein shall limit or restrict in any way the Corporation or the Stockholders from communicating with its or their legal, accounting and other professional advisors or lenders for the purpose of facilitating the transactions contemplated by this Agreement. The Corporation shall notify the Purchaser immediately if any Person makes any bona fide written proposal, offer, inquiry or contact to the Corporation or, to the Knowledge of the Corporation, any other Person for the purpose of effectuating one or more of the foregoing transactions.

      6.4 Public Announcements. The form, content and timing of all press releases, public announcements or publicity statements with respect to this Agreement and transactions contemplated hereby shall be subject to the prior approval of both (i) the Purchaser and (ii) prior to the Closing Date, the Corporation, and thereafter, the Indemnification Representative, which approval shall not be unreasonably withheld. No such press releases, public announcements or publicity statements shall be released by either party without such prior mutual agreement.

      6.5   Benefit Plans.

            (a) From the Closing Date until the first anniversary thereof, the Surviving Corporation shall, or shall cause its Subsidiaries to, provide employee benefits and incentive programs to the Continuing Employees (as to the applicable groups set forth on

      Schedule 6.5 hereto) that are no less favorable than (a) those provided to the Continuing Employees (as to the applicable groups set forth on Schedule 6.5 hereto) as of immediately prior to the Closing and listed on
      Schedule 6.5 hereto or (b) those provided to similarly situated employees of the Purchaser and its Affiliates, whichever is greater. Service credited to the Continuing Employees during employment with the Corporation and its Subsidiaries prior to the Closing shall be recognized for all purposes, except to the extent necessary to prevent duplication of benefits. Any and all pre-existing condition limitations (to the extent such limitations did not apply under the applicable Employee Benefit Plan) and eligibility waiting periods under any employee benefit plan of the Purchaser or of an Affiliate of the Purchaser (each, a "Purchaser Plan") in which Continuing Employees may participate following the Closing shall be waived with respect to the Continuing Employees and their eligible dependents. The Continuing Employees shall be given credit for amounts paid under any Employee Benefit Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the analogous Purchaser Plan. Nothing contained herein shall (x) constitute an obligation of the Purchaser to continue any Employee Benefit Plan or (y) be interpreted to prevent or restrict the Purchaser from modifying or terminating the employment or terms of employment of any Continuing Employee, including, without limitation, the amendment or termination of any employee benefit or compensating plan, program or arrangement, after the Closing.

            (b) As soon as practicable after the Closing Date, the Purchaser and the Surviving Corporation agree to create an equity incentive plan, on terms to be determined in good faith by the Purchaser after consultation with the senior management of the Corporation, to provide for the issuance of awards relating to shares of common stock of the Surviving Corporation to the senior management of the Corporation, subject to certain time and performance vesting provisions.

      6.6 Confidentiality. Except as may be required by lawful Order of an Authority of competent jurisdiction, unless and until the Closing, (i) the Purchaser, Acquisition, their subsidiaries, and their respective representatives, Affiliates, and advisors will hold in strict confidence, subject to the provisions of this Section 6.6 and the terms of the Confidentiality Agreement, all data and information obtained from the Corporation or any of its Subsidiaries or any of their respective representatives, Affiliates or advisors in connection with the Merger or any of the other transactions contemplated hereby, (ii) the Purchaser, Acquisition, the Corporation, its Subsidiaries and their respective representatives, Affiliates and advisors will hold in strict confidence the terms of this Agreement, including the schedules and exhibits and any of the other transaction documents contemplated hereby, and (iii) the Corporation and its Subsidiaries, representatives, Affiliates and advisors will hold in strict confidence all data and information obtained from the Purchaser or Acquisition or any of their respective representatives, Affiliates or advisors in connection with the Merger or any of the other transactions contemplated hereby; provided, however that this Section 6.6 will not restrict any of these restricted parties and other Persons from disclosing any data or information otherwise covered by this
Section 6.6 or the Confidentiality Agreement which: (a) was, is now, or becomes generally available to the public (but not as a result of a breach of any duty of confidentiality by which any party hereto or its representatives, Affiliates and advisors are bound); (b) was known to any party hereto prior to its disclosure by another party hereto as demonstrated by the first party's written records; (c) is disclosed to any party hereto by a third party not subject to any duty of confidentiality to the other parties hereto prior to its disclosure; (d) is disclosed in order to comply with any Regulation or Order applicable to the disclosing party, or in response to any summons, subpoena or other legal process of formal or informal investigative demand issued to such party in the course of any litigation, investigation or administrative proceeding or (e) is disclosed as necessary or advisable in connection with the Senior Note Offering. Each party will use such data and information solely for the specific purpose of evaluating and consummating the Merger and the other transactions contemplated hereby. If this Agreement is properly terminated, the Purchaser, Acquisition, the Corporation and their respective representatives, Affiliates and advisors will promptly return to the relevant other party or destroy all such data, information and other written material (including all copies thereof) which has been obtained by such party, and such party will make no further use whatsoever of any of such or the information and knowledge contained therein or derived therefrom.

                                  ARTICLE VII

         CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AND ACQUISITION

      The obligation of the Purchaser and Acquisition to close the Merger under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the
Purchaser:

      7.1 Representations and Warranties; Performance. The representations and warranties of the Corporation contained in Article II and elsewhere in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, the Corporation to the Purchaser, shall (i) if qualified by materiality, be true and correct in all respects, or (ii) if not qualified by materiality, be true and correct in all material respects, in each case, when made and on the Closing Date as though then made, except as expressly provided herein or therein. The Corporation shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. Mr. Richard Falcone, Chief Executive Officer of the Corporation, shall have delivered to the Purchaser a certificate (which shall be addressed to the Purchaser and its lenders), dated the Closing Date, in the form designated
Exhibit 7.1 hereto, certifying to the foregoing.

      7.2 Consents and Approvals. The Purchaser and the Corporation and its Subsidiaries shall have obtained all material consents, approvals, Orders, Permits or other authorizations required by all applicable Regulations, Orders and Material Contracts involving the Corporation and its Subsidiaries or binding on their properties and assets, with respect to the execution, delivery and performance of the Agreement, the financing and consummation of the transactions contemplated herein and the conduct of the business of the Corporation and its Subsidiaries in the same manner after the Closing Date as before the Closing Date.

      7.3 Opinion of the Corporation's Counsel. If requested by the Purchaser's lenders, or CSFB or Morgan Stanley as purchasers of the Senior Notes, the Corporation's counsel shall have delivered to the Purchaser reasonable and customary opinions (which will be addressed to the Purchaser and its lenders), dated the Closing Date, as reasonably requested by such Persons.

      7.4 No Material Adverse Change. There shall have been no Material Adverse Change as to the Corporation since the date of this Agreement. The Purchaser shall have received a certificate (which shall be addressed to the Purchaser and its lenders), dated the Closing Date, of the chief executive officer and chief financial officer of the Corporation, in the form of Exhibit
7.4 hereto, certifying to the foregoing.

      7.5 No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any applicable Regulation or Order promulgated or enacted by any Authority shall be in effect which would prevent the consummation of the Merger and the other transactions contemplated hereby.

      7.6 Secretary's Certificate. The Purchaser shall have received a certificate, executed by the secretary of the Corporation on its behalf, as to the charter and bylaws of the Corporation, the resolutions adopted by the Stockholders and the Board of Directors of the Corporation in connection with this Agreement and the incumbency of certain officers of the Corporation, in the form of Exhibit 7.6 hereto.

      7.7 Certificates of Good Standing. At the Closing, the Corporation shall have delivered to the Purchaser certificates issued by the appropriate governmental Authorities evidencing the good standing of the Corporation and its material Subsidiaries under the laws of the jurisdictions listed on Schedules
2.1 and 2.2(c) hereto.

      7.8 Termination of Affiliate Contracts. The Corporation shall have caused all Contracts (other than Mr. Falcone's employment agreement, Mr. Kelson's employment agreement and Options not subject to the Stock Plan) between the Corporation and its Subsidiaries, on the one hand, and the Stockholders or Affiliates of the Stockholders, on the other hand, to terminate at Closing without any further liability or obligation to the Corporation or any of its Subsidiaries.

      7.9 Creditor Consents. The secured creditors of the Corporation and its Subsidiaries shall have agreed in writing with the Corporation as to the amounts owed in order for such creditors to have been paid in full and to release all Liens in favor of such creditors on the Closing Date. The Corporation and its counsel shall cause such creditors to provide at Closing such UCC termination statements, releases of mortgages and other releases of Liens as shall be required by the Purchaser and its lenders to release all Liens in favor of such creditors on the Closing Date at the Effective Time after being paid in full.

      7.10 Financing. The Purchaser shall have obtained financing, of at least $205 million on terms and conditions reasonably satisfactory to the Purchaser to consummate the transactions contemplated by this Agreement.

      7.11 Escrow Agreement. The Indemnification Representative and the Escrow Agent shall have executed the Escrow Agreement substantially in the form of
Exhibit 1.10 hereto.

      7.12 Tax Certificate. The Purchaser shall have received a certificate of the Corporation (which shall be addressed to the Purchaser), described in Treasury Regulations Section 1445-2(c)(3), that the Corporation is not, and has not been within the five-year period ending on the Closing Date, a "United States real property holding corporation" within the meaning of Section 897(c) of the Code.

                                  ARTICLE VIII

                CONDITIONS TO THE OBLIGATIONS OF THE CORPORATION

      The obligation of the Corporation to close the Merger under this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions unless waived in writing by the Corporation:

      8.1 Representations and Warranties; Performance. The representations and warranties of the Purchaser contained in Article III and elsewhere in this Agreement and all information contained in any exhibit or schedule hereto delivered by, or on behalf of, the Purchaser or Acquisition to the Corporation, shall (i) if qualified by materiality, be true and correct in all respects, or
(ii) if not qualified by materiality, be true and correct in all material respects, in each case, when made and on the Closing Date as though then made, except as expressly provided herein or therein. The Purchaser and Acquisition shall have performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed and complied with by them prior to the Closing Date. The Purchaser shall have delivered to the Corporation a certificate, signed on its behalf by a duly authorized officer and dated as of the Closing Date, in the form designated Exhibit 8.1 hereto, certifying to the foregoing.

      8.2 Consents and Approvals. The Purchaser shall have obtained all material consents, approvals, Orders, Permits or other authorizations required by all applicable Regulations or Orders involving the Purchaser or Acquisition, with respect to the execution, delivery and performance of the Agreement and the consummation of the transactions contemplated hereby.

      8.3 No Proceeding or Litigation. No preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any Authority, or any applicable Regulation or Order promulgated or enacted by any Authority shall be in effect which would prevent the consummation of the Merger and the other transactions contemplated hereby.

      8.4 Secretaries' Certificates. The Corporation shall have received certificates, executed by the secretaries of the Purchaser and Acquisition on their behalf, dated the Closing Date, as to the charter and bylaws of each of the Purchaser and Acquisition, the resolutions adopted by each of the boards of directors of the Purchaser and Acquisition and the sole stockholder of Acquisition in connection with this Agreement and the incumbency of certain officers of the Purchaser and Acquisition, in the form of Exhibit 8.4 hereto.

      8.5 Escrow Agreement. The Purchaser shall have executed the Escrow Agreement in substantially the form of Exhibit 1.10 hereto.

      8.6 Subscription Agreements. All of the conditions precedent in the Subscription Agreements in favor of the Reinvesting Stockholders shall have been satisfied or waived in writing by a majority in interest of the Reinvesting Stockholders.

                                   ARTICLE IX

                                     CLOSING

      9.1 Closing. Unless this Agreement shall have been terminated or abandoned pursuant to the provisions of Article X hereof, the closing of the transactions contemplated by this Agreement (the "Closing") shall be held on such date agreed by the parties, which shall be no later than five (5) business days after all of the conditions to closing contained in Articles VII and VIII have been satisfied or waived (other than those conditions which can only be satisfied at the Closing) (the "Closing Date") in the New York offices of White & Case LLP; provided, that the Closing shall not occur, in any event, after September 30, 2004.

      9.2 Actions Taken at Closing. At the Closing: (a) the Corporation shall deliver to the Purchaser the various certificates, instruments, Contracts, consents and documents required to be delivered to the Purchaser by the Corporation and the Stockholders as a condition precedent to the Purchaser's obligations hereunder pursuant to Article VII; (b) the Purchaser shall deliver to the Corporation the various certificates, instruments, Contracts, consents and documents required to be delivered to the Corporation by the Purchaser as a condition precedent to the Corporation's obligations hereunder pursuant to
Article VIII; (c) the Corporation shall execute and file with the Secretary of State of the State of Delaware the Certificate of Merger; (d) the Purchaser shall pay the Cash Amount to the Paying Agent in accordance with Section 1.12; and (e) the Purchaser, the Indemnification Representative and the Escrow Agent shall execute and deliver the Escrow Agreement and the Purchaser shall deposit the Escrow Amount with the Escrow Agent in accordance with Section 1.10.

                                   ARTICLE X

                           TERMINATION AND ABANDONMENT

      10.1 Methods of Termination. This Agreement may be terminated and the Merger and the other transactions herein contemplated may be abandoned at any time:

            (a)   by mutual consent of the Purchaser and the Corporation;

            (b) by the Purchaser or the Corporation if this Agreement is not consummated on or before September 30, 2004; provided, that if any party has materially breached or defaulted with respect to its obligations under this Agreement on or before such date and such breach has not been cured within ten (10) days after written notice, such party may not terminate this Agreement pursuant to this Section 10.1(b), and each other party to this Agreement may at its option enforce its rights against such breaching or defaulting party and seek any remedies against such party, in either case as provided hereunder and by applicable Regulation;

            (c) by the Purchaser if (i) the Corporation is unable, and will continue to be unable through September 30, 2004, to satisfy one or more of the conditions in Article VII or (ii) the conditions in Section 7.10 are not satisfied and the Purchaser is not primarily responsible for such failure; and

            (d) by the Corporation, if the Purchaser is unable, and will continue to be unable through September 30, 2004, to satisfy one or more of the conditions in Article VIII.

      10.2 Litigation. If any preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or by any other Authority shall restrain or prohibit this Agreement or the consummation of the transactions contemplated hereby for a period of fifteen (15) days or longer, the Closing shall be adjourned at the option of either party for a period of not more than thirty (30) days. If at the end of such thirty (30) day period such injunction or Order shall not have been favorably resolved, either party may, by written notice thereof to the other, terminate this Agreement, without liability or further obligation hereunder.

      10.3 Procedure Upon Termination. In the event of termination and abandonment pursuant to Section 10.1 hereof, and subject to the proviso contained in Section 10.1(b) this Agreement shall terminate and the Merger and other transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto. If this Agreement is terminated as provided herein:

            (a) each party shall either destroy or return to the other party all information, documents and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof;

            (b) all information received by any party hereto with respect to the business of any other party (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; and

            (c) other than as provided in Section 12.13 and in the Confidentiality Agreement (which shall continue in accordance with its terms) no non-breaching party hereto shall have any liability or further obligation to any other party to this Agreement.

                                   ARTICLE XI

                                 INDEMNIFICATION

      11.1 Survival. All of the terms and conditions of this Agreement, together with the representations, warranties and covenants contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement, shall survive the execution of this Agreement and the Closing Date until all obligations set forth herein or therein shall have been performed and satisfied notwithstanding any investigation heretofore or hereafter made by or on behalf of any party hereto as follows: (a) the representations and warranties in Sections 2.5 (Authorization) and 3.2 (Authorization) shall survive indefinitely and not terminate; and (b) the representations and warranties in Section 2.2 (Subsidiaries), Section 2.3 (Capitalization) and Section 2.24 (Brokerage),
Section 3.3 (No Violation) and Section 3.5 (Brokerage) shall terminate eighteen
(18) months after the Closing Date; provided, that the representations, warranties and indemnities for which an indemnification Claim shall be pending as of the end of the applicable period referred to herein shall survive with respect to such Claim until the final disposition thereof. Absent fraud, all other representations and warranties do not survive the Closing and terminate at the Effective Time. The representations and warranties in this Agreement and the schedules attached hereto or in any writing delivered in connection herewith shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party or be affected by the knowledge of any officer, director, stockholder, employee, partner or agent of any party seeking indemnification hereunder or by the acceptance of any certificate or opinion from any third party. In addition, in no event will any disclosure of any event or circumstance made after the date hereof and prior to the Closing serve to amend any representation or warranty for any purpose of this Agreement, except as otherwise agreed by the non-disclosing party.

      11.2 Limitations. Absent fraud, after the Closing, the aggregate amount of indemnifiable damages for which the Stockholders and Vested Optionholders on the one hand, or the Purchaser on the other hand, shall be liable with respect to this Agreement shall not exceed the Escrow Amount. Absent fraud, after the Closing, each party's exclusive right to monetary damages (regardless of the legal theory) shall be solely for indemnification pursuant to this Article XI and subject to the limitations contained herein; provided that this Section 11.2 in no way limits any party's rights to applicable equitable remedies.

      11.3 Indemnification by the Stockholders and Vested Optionholders. Subject to the provisions of this Article XI, the Corporation shall (prior to the Effective Time) and the Stockholders and Vested Optionholders (but only after the Effective Time) shall out of the Escrow Amount, jointly and severally, indemnify the Purchaser and its subsidiaries (including the Surviving Corporation) and their respective officers, directors, employees, stockholders, representatives and agents and hold each of them harmless against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the reasonable fees and expenses of counsel, but excluding incidental or consequential damages to the Purchaser and its Affiliates) resulting from, or in respect of, any of the following:

            (a) Prior to the Closing, any misrepresentation or breach of warranty, and after the Closing, any misrepresentation or breach of warranty in Sections 2.2, 2.3, 2.5 and 2.24, or at any time, the failure to perform any obligation on the part of the Corporation under Sections 4.1(f), 4.2, 4.3, 4.4, 4.8, 4.10 and 4.11, as modified by the schedules attached hereto.

            (b) Any Claim by a Stockholder or former stockholder of the Corporation or any other Person seeking to assert: (i) ownership or rights to ownership of any shares of capital stock or Options of the Corporation or any Subsidiary that conflicts with Schedule 2.3(a) hereto; (ii) that this Agreement and/or the Merger conflicts with any of its rights under the Corporation's charter, bylaws or other constituent documents; or (iii) any

      Claim that his shares of capital stock or securities that were convertible or exchangeable into capital stock or Options were improperly repurchased by the Corporation.

            (c) Any Claim for transaction costs or expenses reflecting Expense Excess, except to the extent taken into account in determining the Cash Amount.

            (d) All assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

            (e) All liability, judgments, and other amounts paid to plaintiffs or co-defendants arising from, or in connection with, the lawsuit captioned Elena Condes, et al. v. Evercom Systems, Inc., et al., but in any event exclusive of legal fees and costs and expenses of the Corporation or any of its Subsidiaries related thereto.

      11.4  Indemnification by the Purchaser. Subject to the provisions of this
Article XI, the Purchaser agrees to, and shall, indemnify the Corporation (but only prior to the Effective Time) and the Stockholders and Vested Optionholders (but only after the Effective Time) and hold each of them harmless, against and in respect of any and all damage, loss, deficiency, liability, obligation, commitment, cost or expense (including the reasonable fees and expenses of counsel, but excluding incidental or consequential damages to the Stockholders and Vested Optionholders) resulting from, or in respect of, any of the following:

            (a) Prior to the Closing, any misrepresentation or breach of warranty and after the Closing, any misrepresentation or breach of warranty in Sections 3.2, 3.3 and 3.5, or at any time, the non-fulfillment of any obligation on the part of the Purchaser or Acquisition under this Agreement, including the schedules attached hereto, and the certificates delivered to the Corporation pursuant to Article VIII.

            (b) All assessments, judgments, costs and reasonable legal and other expenses arising from, or in connection with, any action, suit, proceeding or Claim incident to any of the foregoing.

      11.5  Third-Party Claims.

            (a) The following procedures shall be applicable with respect to indemnification for third-party Claims. Promptly after receipt by the party seeking indemnification hereunder (hereinafter referred to as the "Indemnitee") of notice of the commencement of any action or the assertion of any Claim, liability or obligation by a third party (whether by legal process or otherwise), against which Claim, liability or obligation the other party to this Agreement (hereinafter the "Indemnitor") is, or may be, required under this Agreement to indemnify such Indemnitee, the Indemnitee shall, if a Claim thereon is to be, or may be, made against the Indemnitor, notify the Indemnitor (or, in the case of the Stockholders and Vested Optionholders, the Indemnification Representative) in writing of the commencement or assertion thereof and give the Indemnitor a copy of such Claim, process and all legal pleadings. The Indemnitor shall have the right to (i) participate in the defense of such action with counsel of reputable standing and (ii) assume the defense of such action by agreeing to assume such defense within ten (10) days of transmittal of the notice of the Claim by the Indemnitee, in writing unless such Claim: (A) may result in criminal proceedings, injunctions or other equitable remedies in respect of the Indemnitee or its business; (B) may result in liabilities which, taken with other then existing Claims under this Article XI, would not be fully indemnified hereunder; (C) may have a Material Adverse Effect on the business or financial condition of the Indemnitee after the Closing Date (including an effect on the Tax liabilities, earnings or ongoing business relationships of the Indemnitee); (D) upon petition by the Indemnitee, if an appropriate court rules that the Indemnitor did not accept, failed or is failing to vigorously prosecute or defend such Claim, in which events the Indemnitee shall assume the defense and shall have the full right to defend such Claim; or (E) is with respect to Taxes, in which case the Indemnitor (if the Indemnitor is the Stockholders and Vested Optionholders) shall have the right to assume the defense or settlement of such third-party Claim only if it relates solely to Taxes of the Corporation or its Subsidiaries for a taxable year or other taxable period ending on or before the Closing Date.

            (b) The Indemnitor and the Indemnitee shall reasonably cooperate in the defense of any third party Claims. In the event that the Indemnitor assumes or participates in the defense of such third party Claim as provided herein, the Indemnitee shall make available to the Indemnitor all relevant records and take such other action and sign such documents as are reasonably necessary to defend such third party Claim in a timely manner. If the Indemnitee shall be required by judgment or a settlement agreement to pay any amount in respect of any obligation or liability against which the Indemnitor has agreed to indemnify the Indemnitee under this Agreement, the Indemnitor shall promptly reimburse the Indemnitee in an amount equal to the amount of such payment plus all expenses (including legal fees and expenses) incurred by such Indemnitee in connection with such obligation or liability subject to this Article XI. No Indemnitor, in the defense of any such Claim, shall, except with the consent of the Indemnitee, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release from all liability with respect to such Claim. In addition, with respect to a third-party Claim for Taxes, the Indemnitor (if the Indemnitor is the Stockholders and Vested Optionholders) shall not consent to entry of any judgment or enter into any settlement of (or otherwise compromise) such Claim without the written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed. In the event that the Indemnitor does not accept the defense of any matter for which it is entitled to assume as provided above, the Indemnitee shall have the full right to defend such Claim.

            (c) Prior to paying or settling any Claim against which an Indemnitor is, or may be, obligated under this Agreement to indemnify an Indemnitee, the Indemnitee must first supply the Indemnitor with a copy of a final court judgment or decree holding the Indemnitee liable on such Claim or failing such judgment or decree, must first receive the written approval of the terms and conditions of such settlement from the Indemnitor, which shall not be unreasonably withheld; provided however, that no written approval is required from the Indemnitor as to any third party Claim (i) that results solely in injunctions or other equitable remedies in respect of the Indemnitee or its business; or (ii) that settles liabilities, or portions thereof, that are not subject to indemnification hereunder.

            (d) An Indemnitee shall have the right to employ its own counsel in any case and the fees and expenses of such counsel shall be at the expense of the Indemnitee unless (i) the employment of such counsel shall have been authorized in writing by the Indemnitor in connection with the defense of such Claim; (ii) the Indemnitor shall not have employed counsel in the defense of such Claim after ten (10) days notice; or (iii) such Indemnitee shall have reasonably concluded that there may be defenses available to it which are contrary to, or inconsistent with, those available to the Indemnitor; in any of the foregoing events such fees and expenses shall be borne by the Indemnitor.

      11.6  Security for the Indemnification Obligation.

            (a) Absent fraud, after the Closing, the Corporation and the Purchaser hereby agree that, subject to the following provisions of this
      Section 11.6, any Claims for indemnification by the Purchaser against the Stockholders and Vested Optionholders (or any of them) hereunder shall be satisfied by the Purchaser solely by recourse against the Escrow Amount pursuant to the terms of the Escrow Agreement. All payments for indemnifiable damages made pursuant to this Article XI shall be treated as adjustments to the Merger Consideration.

            (b) Each Indemnitor shall pay the indemnification amount claimed by the Indemnitee in immediately available funds promptly within ten (10) days after the Indemnitee provides the Indemnitor or, in the case of the Stockholders and Vested Optionholders, the Indemnification Representative, with written notice of a Claim hereunder unless the Indemnitor or, in the case of the Stockholders and Vested Optionholders, the Indemnification Representative, in good faith disputes such Claim. If the Indemnitor or, in the case of the Stockholders and Vested Optionholders, the Indemnification Representative, disputes such Claim in good faith, then promptly after the resolution of such dispute, the amount finally determined to be due shall be paid by the Indemnitor to the Indemnitee in immediately available funds within ten (10) days of such dispute resolution. In the event the Indemnitor fails to pay the Indemnitee the amount of such indemnification Claim within such ten (10) day period the Indemnitor shall pay the Indemnitee interest on the amount of such indemnification Claim at a rate of ten percent (10%) per annum, compounded monthly from the date of the original written notice of such indemnification Claim until the indemnification Claim is paid in full.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

      12.1 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of all the parties hereto with respect to any of the terms contained herein. No course of dealing between or among the parties shall be deemed effective to modify, amend, waive or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

      12.2 Waiver of Compliance; Consents. Any failure of any party hereto to comply with any obligation, covenant, agreement or condition herein may be waived in writing by the other parties hereto, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent must be given in writing to be effective.

      12.3  Certain Definitions.

            "Accounts Receivable" shall have the meaning set forth in Section 2.22.

            "Acquisition" shall have the meaning set forth in the preamble.

            "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

            "Agreement" shall have the meaning set forth in the preamble.

            "Approving Holders" shall have the meaning set forth in Section
      12.14.

            "Authority" means any governmental, regulatory or administrative body, agency, commission, board, arbitrator or authority, any court or judicial authority, any public, private or industry regulatory authority, whether international, national, federal, state or local, having applicable jurisdiction.

            "Cap" shall have the meaning set forth in Section 5.1(a).

            "Cash Amount" shall have the meaning set forth in Section 1.8(d).

            "CERCLA" means Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the Regulations thereunder.

            "Certificate" shall have the meaning set forth in Section 1.11(a).

            "Certificate of Merger" shall have the meaning set forth in Section 1.2.

            "Claim" means any action, suit, claim, lawsuit, demand, inquiry, hearing, investigation, written notice of a violation or noncompliance, litigation, proceeding, arbitration, appeals or other dispute, whether civil, criminal, administrative or otherwise (other than any Claim between the Purchaser and the Corporation or any of their respective subsidiaries).

            "Closing" shall have the meaning set forth in Section 9.1.

            "Closing Date" shall have the meaning set forth in Section 9.1.

            "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Regulations thereunder.

            "Commitment Letter" shall have the meaning set forth in Section 3.8(a).

            "Common Stock" shall have the meaning set forth in Section 1.8(a).

            "Confidentiality Agreement" shall mean that certain Confidentiality Agreement, dated as of February 25, 2004, by and between the Corporation and H.I.G. Capital, LLC, as amended or supplemented.

            "Continuing Employees" shall mean employees of the Surviving Corporation.

            "Contract" means any agreement, contract, commitment, or other binding arrangement or understanding, whether written or oral.

            "Corporation" shall have the meaning set forth in the preamble.

            "Corporation Group" shall have the meaning set forth in Section 2.13(a).

            "Corporation Intellectual Property" shall have the meaning set forth in Section 2.16(a).

            "CSFB" shall have the meaning set forth in Section 3.8(b).

            "DGCL" shall have the meaning set forth in the Preamble.

            "Direct Business" means the direct telecommunications business consisting of owning, operating and maintaining inmate call processing systems.

            "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing, migrating or emitting, as any of such terms may further be defined in any Environmental Law, into or through any medium including, without limitation, ground water, surface water, land, soil or air.

            "Dissenting Stockholder" shall have the meaning set forth in Section 1.13(a).

            "Effective Time" shall have the meaning set forth in Section 1.3.

            "Employee Benefit Plans" shall have the meaning set forth in Section 2.15(a).

            "Environmental Law" shall mean any Regulation, Order, settlement agreement or Authority requirement, which relates to or otherwise imposes liability or standards of conduct concerning the environment, health, safety or Hazardous Substances, including without limitation, Discharges, emissions, releases or threatened releases of noises, odors or any Hazardous Substances, whether as matter or energy, into ambient air, water, or land, or otherwise relating to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of Hazardous Substances, including but not limited to CERCLA, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Material Transportation Act, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, the Occupational Safety and Health Act, any so-called "Superlien" law, all as now or hereafter amended or supplemented, and the Regulations promulgated thereunder, and any other similar Federal, state or local Regulations.

            "Equity Need" shall have the meaning set forth in Section 1.9(b).

            "ERISA" shall have the meaning set forth in Section 2.15(a).

            "Escrow Agent" shall mean JP Morgan Chase Bank and its successors and assigns, as provided in the Escrow Agreement.

            "Escrow Agreement" shall have the meaning set forth in Section 1.10(a).

            "Escrow Amount" means $3,100,000, subject to reduction as provided in Section 1.9(c).

            "Expense Excess" shall mean, with respect to the fees and expenses incurred by the Corporation or any of its Subsidiaries for third parties in connection with the Merger and the transactions contemplated hereby (including law firms, accounting firms and financial advisors), the amount, if any, of any premium charged by any such third party in excess of the standard hourly rates utilized by such third party.

            "Financial Statements" shall have the meaning set forth in Section 2.6(a).

            "Financial Statement Date" shall have the meaning set forth in
      Section 2.6(a).

            "GAAP" means U.S. generally accepted accounting principles, consistently applied, as in existence at the date hereof.

            "Government Contract" means any bid, quotation, proposal, Contract, work authorization, lease, commitment or sale or purchase order of the Corporation that is with the United States government, any Authority, including, without limitation, all Contracts and work authorizations to supply goods and services to the United States government or any state, local or foreign Authority.

            Guarantee" means any guarantee or other contingent liability (other than any endorsement for collection or deposit in the ordinary course of business), direct or indirect with respect to any obligations of another Person, through a Contract or otherwise, including, without limitation,
      (a) any endorsement or discount with recourse or undertaking substantially equivalent to or having economic effect similar to a guarantee in respect of any such obligations and (b) any Contract (i) to purchase, or to advance or supply funds for the payment or purchase of, any such obligations, (ii) to purchase, sell or lease property, products, materials or supplies, or transportation or services, in respect of enabling such other Person to pay any such obligation or to assure the owner thereof against loss regardless of the delivery or nondelivery of the property, products, materials or supplies or transportation or services or (iii) to make any loan, advance or capital contribution to or other Investment in, or to otherwise provide funds to or for, such other Person in respect of enabling such Person to satisfy an obligation (including any liability for a dividend, stock liquidation payment or expense) or to assure a minimum equity, working capital or other balance sheet condition in respect of any such obligation.

            "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, any petroleum or petroleum products, radioactive materials, asbestos in any form that has become friable, ura formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, any chemicals, materials or substances defined or included in the definition of "hazardous substances," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law, any other chemical, material or substance, exposure to which is prohibited, limited, or regulated by any governmental Authority and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products or by-products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Law.

            "HIG T-Netix" shall have the meaning set forth in Section 1.9(b).

            "Indebtedness" with respect to any Person means (a) any obligation of such Person for borrowed money, but in any event shall include: (i) any obligation or liabilities incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (whether or not such Person has assumed or become liable for the payment of such obligation) (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due); (ii) the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder; (iii) obligations incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens; (iv) capitalized lease obligations; and (v) all Guarantees of such Person; (b) accounts payable of such Person that have not been paid within sixty (60) days of their due date and are not being contested; and (c) retroactive insurance premium obligations.

            "Indemnitee" shall have the meaning set forth in Section 11.5(a).

            "Indemnitor" shall have the meaning set forth in Section 11.5(a).

            "Indemnification Representative" shall have the meaning set forth in the preamble and his/her successors; provided that upon the death, incapacity or resignation of the initial Indemnification Representation who joins in the execution of this Agreement, the successor Indemnification Representative shall be selected by the written consent of a majority in interest of the Stockholders and Vested Optionholders.

            "Intellectual Property" means all domestic and foreign patents, patent applications, trademarks, service marks and other indicia of origin, trademark and service mark registrations and applications for registrations thereof, copyrights, copyright registrations and applications for registration thereof, Internet domain names and universal resource locators ("URLs"), trade secrets, inventions (whether or not patentable), invention disclosures, moral and economic rights of authors and inventors (however denominated), technical data, customer lists, corporate and business names, trade names, trade dress, brand names, know-how, show-how, maskworks, formulae, methods (whether or not patentable), designs, processes, procedures, technology, source codes, object codes, computer software programs, databases, data collectors and other proprietary information or material of any type, whether written or unwritten (and all good will associated with, and all derivatives, improvements and refinements of, any of the foregoing).

            "Investment" shall mean (a) any direct or indirect ownership, purchase or other acquisition by a Person of any capital stock, Options, securities or ownership interests (including partnership interests and joint venture interests) of any other Person; and (b) any capital contribution or similar obligation by a Person to any other Person.

            "Investor Representation Letter" has the meaning set forth in
      Section 11.5(a).

            "Knowledge" means, with respect to the Corporation, the actual knowledge of Messrs. Richard Falcone, Keith Kelson, Bob Mudd, Randy Hoffman, John Viola or Ms. Jennifer Pinckley Gaines and the knowledge that such officers would have after making the inquiry that a reasonably prudent person would make under the same circumstances.

            "LEC" means any independent local exchange company provider of local telecommunications services, long distance telecommunications services or clearinghouse.

            "LEC Agreements" means any document, agreement or contract between the Corporation or any of its Subsidiaries, on the one hand, and any LEC, on the other hand, which provides for billing or collection services, as the same may be amended, modified or replaced from time to time.

            "Letter of Transmittal" shall have the meaning set forth in Section 1.11(a).

            "Lien" means any (a) security interest, lien, mortgage, pledge, hypothecation, encumbrance, Claim, easement, charge, restriction on transfer or otherwise, or interest of another Person of any kind or nature, including any conditional sale or other title retention Contract or lease in the nature thereof; (b) any filing or agreement to file a

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

      financing statement as debtor under the Uniform Commercial Code or any similar statute; and (c) any subordination arrangement in favor of another Person.

            "Material Adverse Change" means any development or change that is or would have a Material Adverse Effect.

            "Material Adverse Effect" means any circumstances, state of facts or other matters which are or might reasonably be expected to be materially adverse to the business, operations, properties, assets, condition (financial or otherwise), results, plans or strategies of a Person and its subsidiaries, taken as a whole.

            "Material Contract" means, with respect to the Corporation's or its Subsidiaries' customer Contracts, the 200 largest as measured by 2003 annual revenues, and as to any other Contracts, all Contracts that are material to the Corporation or its Subsidiaries.

            "Material Government Contract" means a Government Contract which is a Material Contract.

            "Merger" shall have the meaning set forth in Section 1.1.

            "Merger Consideration" shall have the meaning set forth in Section 1.10(a).

            "Option" means any subscription, option, warrant, right, security, Contract, commitment, understanding, stock appreciation right, phantom stock option, profit participation or arrangement by which the Corporation or any Subsidiary is bound to issue any additional shares of its capital stock or an interest in the equity or equity appreciation of the Corporation or rights pursuant to which any Person has a right to purchase shares of the Corporation's capital stock or an interest in the equity or equity appreciation of the Corporation.

            "Option Agreement" shall have the meaning set forth in Section 1.11(a).

            "Order" means any writ, decree, order, judgment, injunction, ruling, or consent of or by an Authority.

            "Overlap Period" means a taxable year or period that includes but does not end on the Closing Date.

            "Paying Agent" shall have the meaning set forth in Section 1.11(a).

            "Payment Fund" shall have the meaning set forth in Section 1.12.

            "Permits" means all permits, licenses, registrations, certificates, qualifications or approvals required by any Authority or other Person.

            "Permitted Investments" shall have the meaning set forth in Section 1.12.

            "Permitted Liens" means (a) statutory Liens not yet delinquent and immaterial in amount; (b) such imperfections or irregularities of title or Liens as do not materially detract from or interfere with the present use of the properties or assets subject thereto or affected thereby, otherwise impair present business operations at such properties, or do not detract from the value of such properties and assets; (c) Liens reflected in the Financial Statements or the notes thereto; (d) the rights of customers of the Corporation with respect to inventory or work in progress under purchase orders or Contracts entered into by the Corporation in the ordinary course of business; (e) mechanics', carriers', workers', repairmen's, warehousemen's, or other similar Liens arising in the ordinary course of business in respect of obligations not overdue and immaterial in amount or which are being contested in good faith and covered by a bond in an amount at least equal to the amount of the Lien; and (f) deposits or pledges to secure workmen's compensation, unemployment insurance, old age benefits or other social security obligations in connection with, or to secure the performance of, bids, tenders, trade Contracts not for the payment of money or leases, or to secure statutory obligations or surety or appeal bonds or other pledges or deposits for purposes of like nature in the ordinary course of business and immaterial in amount.

            "Person" means any corporation, partnership, joint venture, limited liability company, organization, entity, Authority or natural person.

            "Policies" means all Contracts that insure (a) the Corporation's or any of its Subsidiaries, properties, plant and equipment for loss or damage; and (b) the Corporation or any of its Subsidiaries or their officers, directors, employees or agents against any liabilities, losses or damages (or lost profits) for any reason or purpose.

            "Pre-Closing Period" means the portion of the Overlap Period that ends on and includes the Closing Date.

            "Purchaser" shall have the meaning set forth in the preamble.

            "Purchaser Common Stock" shall have the meaning set forth in Section 1.9(a).

            "Purchaser Plan" shall have the meaning set forth in Section 6.5(a).

            "Regulation" means any rule, law, code, statute, regulation, ordinance, requirement, binding policy, rule of common law or other binding action of or by an Authority and any judicial interpretation thereof.

            "Reinvesting Stockholders" shall have the meaning set forth in
      Section 1.9(a).

            "Securities Act" shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

            "Senior Note Offering" shall have the meaning set forth in Section 3.8(b).

            "Senior Notes" shall have the meaning set forth in Section 3.8(b).

            "Share" shall have the meaning set forth in Section 1.8(b).

            "Solutions Business" means the business of providing inmate telecommunications products and services, including validation, bad debt management and billing services, in support of telecommunications contracts.

            "Special Committee" shall have the meaning set forth in the recitals.

            "Stockholders" shall have the meaning set forth in the recitals.

            "Stockholders Agreement" shall have the meaning set forth in Section 1.9(a).

            "Stock Plans" shall have the meaning set forth in Section 1.14.

            "Subscription Agreement" shall have the meaning set forth in Section 1.9(a).

            "Subsidiary" shall mean any Person in which (i) the Corporation has a majority of the securities or other interests having voting power to elect a majority of the Board of Directors or other governing body performing similar functions or (ii) the Corporation or any of its Subsidiaries is the general partner.

            "Surviving Corporation" shall have the meaning set forth in Section 1.1.

            "Tax Returns" means federal, state, foreign and local Tax reports, returns, information returns and other documents required to be filed with respect to Taxes.

            "Taxes" means including without limitation income, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, social security, employment, foreign, fuel, excess profits, occupational and interest equalization, windfall profits, severance, estimated and other taxes or charges payable to any Authority (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and shall include all additions to tax, penalties and interest.

            "Taxing Authorities" means Internal Revenue Service and any other Federal, state, or local Authority which has the right to impose Taxes on the Corporation.

            "T-NETIX" shall have the meaning set forth in the recitals.

            "URLs" shall have the meaning set forth in this Section 12.3 within the definition of Intellectual Property.

            "VEBAs" shall have the meaning set forth in Section 2.15(a).

            "Vested Optionholders" means those holders of Vested Options.

            "Vested Options" means all Options of the Corporation which by their terms are exercisable or become exercisable at the Effective Time, the exercise price of which is less than the per share equivalent of the Cash Amount.

      12.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) the day it is delivered by hand, (b) five (5) business days after being mailed first class or certified with postage paid or (c) the day after it is couriered by overnight receipted courier service:

            (a)   If to the Corporation, to:

                          Evercom Holdings, Inc.
                          8201 Tristar Drive
                          Irving, Texas 75063
                          Attention: General Counsel
                          Facsimile: (972) 871-9577

                  with a copy (which shall not constitute notice to the Corporation) to:

                          Skadden, Arps, Slate, Meagher & Flom LLP
                          Four Times Square
                          New York, New York  10036
                          Attention: Stephen M Banker, Esq.
                          Facsimile: (917) 777-2760

                          and

                          Hughes & Luce LLP
                          1717 Main Street, Suite 2800
                          Dallas, Texas 75201
                          Attention: Glen J. Hettinger, Esq.
                          Facsimile: (214) 939-5849

      or to such other Person or address as the Corporation shall furnish by notice to the other parties hereto in writing.

            (b)   If to either the Purchaser or Acquisition:

                          c/o H.I.G. Capital, LLC
                          1001 Brickell Bay Drive, 27th Floor
                          Miami, Florida 33131
                          Attention: Mr. Brian Schwartz
                          Facsimile: (305) 379-2013
                  with a copy (which shall not constitute notice to the Purchaser or Acquisition) to:

                          White & Case LLP
                          200 S. Biscayne Boulevard, Suite 4900
                          Miami, Florida 33131
                          Attention: Jorge L. Freeland, Esq.
                          Facsimile: (305) 358-5744

      or to such other Person or address as the Purchaser shall furnish by notice to the other parties hereto in writing.

            (c) If to the Indemnification Representative, to the name, address and facsimile of such individual designated by the Corporation who joins in the execution of this Agreement as set forth in the preamble, with a copy (which shall not constitute notice to the Indemnification Representative) to:

                          Skadden, Arps, Slate, Meagher & Flom LLP
                          Four Times Square
                          New York, New York  10036
                          Attention: Stephen M Banker, Esq.
                          Facsimile: (917) 777-2760

                          and

                          Hughes & Luce LLP
                          1717 Main Street, Suite 2800
                          Dallas, Texas  75201
                          Attention: Glen J. Hettinger, Esq.
                          Facsimile: (214) 939-5849

      or to such other Person or address as the Indemnification Representative shall furnish by notice to the other parties hereto in writing.

      12.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may, without the prior approval of the Corporation, assign its rights, interests and obligations (other than pursuant to Section 1.9) hereunder to any Affiliate, and may grant Liens in respect of its rights and interests hereunder to its lenders (and any agent for the lenders), and the parties hereto consent to any exercise by such lenders (and such agent) of their rights and remedies with respect to such collateral; provided that in the event of any such assignment the Purchaser shall not be relieved of any liability or obligation hereunder.

      12.6 Governing Law. The Agreement shall be governed by the internal laws of the State of New York as to all matters, including but not limited to matters of validity, construction, effect and performance, except that the DGCL shall apply to the extent required in connection with the Merger.

      12.7 Counterparts. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signatures need not be on the same page and shall be deemed effective upon receipt.

      12.8 Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      12.9 Entire Agreement. This Agreement, including the schedules and exhibits hereto, and the certificates delivered at Closing hereunder, embodies the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersedes all prior Contracts, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the parties with respect to such transactions. There are no Contracts, representations, warranties, promises, covenants, arrangements or understandings between the parties with respect to the transactions contemplated hereby, other than those expressly set forth or referred to herein.

      12.10 Injunctive Relief. The parties hereto agree that in the event of a breach of any provision of this Agreement or a failure by a party to perform in accordance with the specific terms herein, the aggrieved party or parties may be damaged irreparably and without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party or parties may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision without the requirement of a posting of a bond, as well as to obtain damages for breach of this Agreement. Subject to the limitations in Section 11.2(b), by seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may be entitled hereunder.

      12.11 Delays or Omissions; Waivers; Remedies. No delay or omission to exercise any right, power or remedy accruing to any party hereto, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

      12.12 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Regulations, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      12.13 Expenses. The Purchaser and the Corporation (on behalf of itself and its Subsidiaries) shall each bear their own expenses, including without limitation, brokerage or investment banking, accounting and legal fees and expenses, with respect to this Agreement and the transactions contemplated hereby; provided that any fees and expenses incurred by the Corporation or its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement that are Expense Excess shall be deducted from the Merger Consideration payable at Closing in accordance with Section 1.8 hereof. If any legal action or other proceeding relating to this Agreement, the agreements contemplated hereby, the transactions contemplated hereby or thereby or the enforcement of any provision of this Agreement or the agreements contemplated hereby is brought against any party, the court shall be required to allocate expenses relating thereto (including attorney's fees and expenses) among the parties based upon relative fault.

      12.14 Indemnification Representative.

            (a) The Indemnification Representative is hereby designated to act as sole and exclusive agent, attorney-in-fact and representative of the Stockholders and Vested Optionholders, with full power of substitution with respect to all matters under this Agreement and the Escrow Agreement, including, without limitation, determining, giving and receiving notices and processes hereunder, receiving distributions of the Escrow Amount to or for the benefit of the Stockholders and Vested Optionholders, contesting and settling any and all claims for indemnification pursuant to
      Article XI hereof, resolving any other disputes hereunder, performing the duties expressly assigned to the Indemnification Representative hereunder or under the Escrow Agreement and to engage and employ agents and representatives and to incur such other expenses as the Indemnification Representative shall reasonably deem necessary or prudent in connection with the foregoing. The Indemnification Representative shall have the sole and exclusive right on behalf of any Stockholder or Vested Optionholder to take any action or provide any waiver, receive any notice with respect to any claims for indemnification under Article XI and to settle any claim or controversy arising with respect thereto. Any such actions taken, exercises of rights, power or authority, and any decision or determination made by the Indemnification Representative consistent herewith, shall be absolutely and irrevocably binding on each Stockholder and Vested Optionholder as if such Person personally had taken such action, exercised such rights, power or authority or made such decision or determination in such Person's individual capacity, and no such Person shall have the right to object, dissent, protest or otherwise contest the same.

            (b) The appointment of the Indemnification Representative as each Stockholder's and Vested Optionholder's attorney-in-fact revokes any power of attorney heretofore granted that authorized any other person or persons to represent such Person with regard to this Agreement and the Escrow Agreement. The appointment of the

      Indemnification Representative as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable.

            (c) The Indemnification Representative hereby accepts the foregoing appointment and agrees to serve as Indemnification Representative, subject to the provisions hereof and the Escrow Agreement, for the period of time from and after the date hereof, in exchange for the compensation and reimbursement of reasonable out of pocket expenses incurred by Indemnification Representative in his capacity as such, as set forth in the Escrow Agreement.

            (d) Notwithstanding anything to the contrary in this Agreement, with respect to the power and authority granted to Indemnification Representative, the Indemnification Representative hereby agrees that he shall have no authority with respect to (a) claims for indemnification and
      (b) settlement of any claim which is not in accordance with the pro rata ownership of Shares and Options by all Stockholders and Vested Optionholders immediately prior to the Effective Time or settlement of any claim which could cause any Stockholder or Vested Optionholder to be liable for more than such pro rata percentage.

            (e) The Stockholders and Vested Optionholders shall indemnify the Indemnification Representative out of the Escrow Fund against any losses arising out of actions taken or omitted to be taken in his capacity as the Indemnification Representative (except in the case of gross negligence or willful misconduct by the Indemnification Representative) under this Agreement or the Escrow Agreement, including the reasonable costs and expenses of investigation and defense of claims not otherwise covered by the Escrow Amount. The Indemnification Representative will not be liable to any Stockholder, Vested Optionholder, the Corporation or the Purchaser with respect to actions taken or omitted to be taken in his capacity as the Indemnification Representative (except in the case of gross negligence or willful misconduct by the Indemnification Representative) under this Agreement or the Escrow Agreement.

            (f) The Indemnification Representative may resign at any time by giving written notice of resignation, at least sixty (60) days prior to the effectiveness of such resignation to the Purchaser, the Stockholders and the Vested Optionholders, and the Indemnification Representative may be removed at any time with or without cause by the approval of a majority in interest (based on the aggregate number of shares of the Corporation's voting stock held by the Stockholders immediately prior to the Effective
      Time) of the Stockholders (the "Approving Holders"). Upon any such resignation or removal, such Approving Holders shall select a successor Indemnification Representative, which successor shall be approved by the Approving Holders. In the case of a resigning Indemnification Representative, if no successor Indemnification Representative shall have been so appointed by the Approving Holders and shall have accepted such appointment (effective upon the date of resignation of the resigning Indemnification Representative), within 45 days after the resigning Indemnification Representative's giving of notice of resignation, the resigning Indemnification Representative (or the Purchaser if the resigning Indemnification Representative does not act) may, on behalf of the Approving Holders, appoint a successor Indemnification

      Representative. Upon the acceptance of any appointment as Indemnification Representative thereunder by a successor Indemnification Representative, such successor Indemnification Representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Indemnification Representative, and the resigning Indemnification Representative shall be discharged from its duties and obligations as Indemnification Representative under this Agreement. After any resigning Indemnification Representative's resignation or removal hereunder as Indemnification Representative, the provisions of this
      Section 12.14 shall inure to his or her benefit as to any actions taken or omitted to be taken by it while it was Indemnification Representative. Any successor Indemnification Representative shall be of execution of a counterpart hereof be bound by the terms of this Agreement applicable to the Indemnification Representative.

            (g) All notices, requests, demands and other communications between the Indemnification Representative, on the one hand, and the Stockholders and Vested Optionholders, on the other hand, required or permitted under this Agreement or the Escrow Agreement, shall be sufficiently given (i) the day it is delivered by hand, (ii) five (5) business days after being mailed first class or certified with postage paid or (iii) the day after it is couriered by overnight receipted courier service, if sent to (A) to the Indemnification Representative at the address listed in Section 12.4, and (B) to each Stockholder and Vested Optionholder at the address listed for it in the records of the Corporation on the Effective Date, or to such other address as specified by written notice timely given to the other Person.

      12.15 No Third Party Beneficiaries. Except as specifically provided in Sections 1.9, 5.1, 6.5 and Article XI, this Agreement is for the sole benefit of the parties and their permitted successors and assigns and nothing herein express or implied shall be construed to give any person, other than the parties or such permitted successors and assigns, any legal or equitable rights hereunder.

      12.16 Schedules. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representation or warranties made in this Agreement unless the substance of such exception is disclosed as provided herein on each such applicable schedule or a specific cross reference to a disclosure on another schedule is made. All schedules and exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

      12.17 No Strict Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

      12.18 Waiver of Jury Trial. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY SCHEDULE

OR EXHIBIT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

      12.19 CONSENT TO JURISDICTION; SERVICE OF PROCESS. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF NEW YORK SHALL HAVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY'S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 12.4, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

                                      * * *

      IN WITNESS WHEREOF, the parties hereto have made and entered into this Agreement and Plan of Merger the date first hereinabove set forth.

                                       TZ HOLDINGS, INC.

                                       By: /s/ Brian Schwartz
                                       Title: President

                                       NEW MUSTANG ACQUISITION, INC.

                                       By: /s/ Brian Schwartz
                                       Title: President

                                       EVERCOM HOLDINGS, INC.

                                       By: /s/ Richard Falcone
                                       Title: Chief Executive Officer